SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NUANCE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of the 2021 Annual Meeting of Shareholders

Nuance Communications, Inc.

One Wayside Road  ◾  Burlington, MA 01803

Live Audio Webcast www.virtualshareholdermeeting.com/NUAN2021 February 2, 2021 8:00 a.m. Eastern Time Online access begins at 7:45 a.m. Eastern Time

Items of Business

(1)	Election of the nine directors named in the proxy statement;

(2)	Approval of an advisory resolution regarding the compensation of our named executive officers;

(3)	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm;

(4)	Approval of a non-binding shareholder proposal as described in the proxy statement; and

(5)	Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Voting

Your vote is important. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting.

VIA THE INTERNET Visit the website listed on your proxy card, notice or voting instruction form	BY PHONE Call the phone number listed on your proxy card or voting instruction form	BY MAIL Complete, sign, date and return your proxy card or voting instruction form in the envelope provided

Important Meeting Information

Meeting Access

We are very pleased that this year’s Annual Meeting will be a completely virtual meeting of shareholders, conducted via live audio webcast on an online platform that will allow shareholders to submit questions directly to our Board of Directors and management. We believe a virtual meeting format facilitates shareholder attendance and participation by enabling all shareholders, regardless of size, resources or physical location, to attend the Annual Meeting and ask questions. In addition, the virtual meeting format enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic.

The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NUAN2021, where you will be able to listen to the meeting live, submit questions and vote online. To participate in and vote at the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Notice of the 2021 Annual Meeting of Shareholders

Record Date

Shareholders of record as of the close of business on December 10, 2020 will be entitled to notice of, and to vote and ask questions at, the 2021 Annual Meeting and at any postponements or adjournments thereof.

Technical Issues

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. Contact 1-844-986-0822 (US) or 1-303-562-9302 (international) for any technical difficulties or trouble accessing the virtual meeting, or if you are unable to locate your 16-digit control number.

Asking Questions

During the Annual Meeting, shareholders can submit questions in the “Ask A Question” box on the virtual meeting page, which can be accessed at www.virtualshareholdermeeting.com/NUAN2021. During the Annual Meeting, we will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be published and answered on the investor page of our website following the meeting with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Proxy Materials

We are relying upon the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to its shareholders via the Internet. Pursuant to these rules, instead of mailing a printed copy of our proxy materials to each shareholder, we have elected to provide access to our proxy materials over the Internet. Accordingly, with the exception of certain shareholders who requested to receive printed copies of the Company’s proxy materials by mail, shareholders of record will receive a Notice of Internet Availability of Proxy Materials that explains how to access and review our proxy materials on the Internet, how to submit the proxy card on the Internet, and how to request to receive a printed copy of our proxy materials. We expect to mail the Notice of Internet Availability of Proxy Materials on or about December 17, 2020.

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 accompanies this Notice of the 2021 Annual Meeting of Shareholders and the proxy statement. These documents may also be accessed free of charge at www.proxyvote.com.

By Order of the Board of Directors,

Wendy Cassity

Secretary

Burlington, Massachusetts

December 17, 2020

2021 Proxy Statement

A Message from Our Chief Executive Officer

Dear Fellow Shareholders,

Mark Benjamin Chief Executive Officer

I sincerely hope this letter finds you all doing well. This year has truly been unprecedented and the Executive Team, Board, Nuance employees, and I are incredibly grateful to all the essential and frontline workers worldwide, particularly those in healthcare, who continue to work tirelessly to keep us all safe.

Looking back on fiscal 2020, I am proud of what we accomplished—from hosting our first Investor Day at Nasdaq, making our Dragon Ambient experience (DAX) solution generally available, and launching Nuance Mix, our rapid development Conversational AI platform, to issuing our first Environmental Social and Governance report. But more than that, we came together amidst a pandemic to support one another, our customers, and our communities. And, to me, that is the real Nuance difference.

Supporting our Employees and their Families

Everything we did this year prioritized the safety and well-being of our employees and their families, our customers, and our communities. From an employee perspective, that meant making the quick and early decision to transition our employees worldwide to work remotely, offering flexible schedules to enable better work-life balance, providing home-office equipment stipends, and enhancing our mental health and wellness offerings to provide additional support. As part of these efforts, we also increased our communications across the company, including higher-frequency updates from our Executive and leadership teams, as well as weekly emails from me, all of which has helped to keep our employees informed on all that is going on across the company and foster a shared sense of community despite being remote. While working from home certainly has its unique challenges, I am extremely proud that our teams have remained engaged and highly productive, and we did, and will continue to do, everything we can to support our employees so that they stay safe, healthy, and successful. We are also very proud that our work earned us the distinction as a “Best Place to Work” in multiple industry reports, and we remain committed to continuing to support our employees in a way that embodies these rankings.

Caring for our Customers During the Pandemic

Our customers operate in the most critical industries – healthcare, financial services, telecommunications, logistics and travel – and we have stayed true to our “Focus on the Customer” value every day, never losing sight of the importance of supporting those we serve. With the onset of the pandemic, our customers began seeing increased pressures related to physician burnout, the need for telehealth solutions, increasing cybercrime and fraudulent activity, rising call center volumes, and the need for seamless digital customer experiences across any channel. To support them, we provided complimentary services and access to our solutions to help navigate those challenges and pressures, including:

◾

More than 50,000 complimentary PowerMic Mobile, Dragon Medical One, and Mobile Radiologist app licenses to help keep clinicians from sharing microphones, and support medical staff who were working remotely;

◾	Free COVID-19 content packs for all Dragon Medical customers to simplify documentation and enable nurses and physicians to capture crucial datapoints for COVID-19 patients;

◾	Digital starter packs for our Enterprise customers who experience increased call volumes and were struggling with IVR continuity given they didn’t have digital solutions in place;

◾	Hot standby ports for our on-premise IVR customers with increased capacity levels as demands spiked;

◾	Free virtual exploration consulting services for companies who needed to mitigate and deflect the increasing number of calls as a result of COVID-19.

2021 Proxy Statement

A Message from Our Chief Executive Officer

We also provided more than 12,500 meals to healthcare workers, sent care packages to more than 2,650 clinical staff, and donated dozens of tablets to enable patients to communicate with their loved ones while receiving treatment. Additionally, our employees supported our local communities through hundreds of hours of remote volunteering and philanthropic donations, and we provided a 2-for-1 charity donation match. Our ability to come together, despite being remote, to support our frontline workers, our global, communities, and our customers during this time of need was truly incredible.

Driving Meaningful Financial Results

In addition to crystalizing our priorities and galvanizing us as a One Nuance Team, the pandemic also tested our company strategy and the resiliency of our business. While we were not impervious to the dynamic market shifts, the strategic decisions that we made in prior years and quarters – such as simplifying our portfolio, pivoting to the cloud, and paying down debt – have resulted in a strong financial profile with a highly recurring revenue model and strong balance sheet. These decisions have positioned Nuance well from both a financial and operational perspective and enabled us to prioritize the preservation of our employees’ jobs as we weathered near-term headwinds. While we did adjust our guidance in light of the market dynamics, we remained focused on delivering our commitments and executing on our goals, which resulted in our meeting and beating our guidance expectations in fiscal 2020.

We enter fiscal 2021 armed with the strength of our financial profile, the trust of our customers, the power of our cutting-edge technology, and the deep commitment and passion of our employees—and because of this, we are confident that we will emerge from COVID-19 well positioned and stronger as a company. As we look to the year ahead, we believe that the pandemic will be a key turning point in the shift to cloud-based technology, digitalization, and automation with AI solutions at the core. We also believe the markets that we serve will continue to be critical to our economies, and that we will maintain our market leadership position as our customers continue to partner with us as trusted advisors who deliver cutting-edge technology that drives meaningful results.

I know I speak for our entire Executive Team when I say: our best days are ahead and we couldn’t be prouder of our amazing employees, and to be a part of this incredible company.

Please stay safe, and wishing you my personal best,

Mark Benjamin

2021 Proxy Statement

A Message from our Board of Directors

Dear Shareholders,

One of the things that makes Nuance unique is the high level of commitment the Board of Directors, management team and employees have to upholding the Company’s Values, no matter what the circumstance. In many ways, this last year has truly highlighted Nuance’s character. As we all grappled with the uncertainties of the pandemic, we chose to rise to the occasion by remaining true to our values – keeping our employees, customers, and communities at the forefront of all our decisions – and staying focused on executing against our strategic priorities. We are proud of all that Nuance and our talented employees have achieved, and we would like to share some highlights with you:

Executing on Strategic Priorities

In fiscal 2020, Nuance continued to make excellent progress executing against a number of strategic transformation efforts, expanding in key markets and driving organic growth. We also made strong progress in our SaaS model shift, which has been instrumental to strengthening our financial profile and has proved critical to stabilizing our businesses during the volatile months of the pandemic. This year, Nuance also issued its inaugural Environmental, Social, and Governance (ESG) report that details actions we have taken to create a supportive, ethical, and equitable culture for our employees; ways we are investing in and caring for our communities; how we are ensuring our customers’ data is secure; how we are increasing our engagement and alignment with our shareholders; activities we are taking to reduce our carbon footprint; and how we have been supporting our customers both in normal times and amidst a global pandemic. It is a shining example of Nuance’s “Act with Integrity” Value and underscores our unwavering commitment to upholding high ethical standards. While the company has been pursuing work in each of these areas for several years, this is the first time we have formally reported progress on these initiatives, and we will continue to build on these efforts in the years ahead.

Committed to Maintaining a Highly Ethical, Equitable, and Supportive Culture

Given that Nuance operates in highly regulated industries, we take strong proactive measures to protect customer data. As part of our commitment to transparency, resiliency and integrity, the company launched the Nuance Trust Center, a resource for customers, partners, and shareholders that details our Security, Privacy, and Compliance policies. The site also outlines the measures we take to protect customer data, using it only to optimize our technology and drive improved results, which is a key competitive differentiator for us in the market.

Additionally, we remain fiercely committed to fostering a diverse, inclusive, and equitable culture, as we know that it is our diversity of thought, experience, gender, orientation, race, and religion that makes our technology better and increases our ability to deliver amazing outcomes for our customers worldwide. In fiscal 2020, we made good progress implementing policies and practices in support of this, including significant changes to our recruiting and hiring practices with a strong focus on improving our ability to find the best, most diverse candidate pools possible. As a result, we now work with an alliance partner to share our job postings across hundreds of different networks to reach a diverse array of candidates, we are ensuring diverse interview panels for positions across all company levels, and we are developing diverse candidate slates when hiring. We are also fiercely committed to pay equity and providing equal pay for equal work – regardless of race, gender, or other personal attributes. These are initial steps, and we will continue to make changes and provide resources so that we can all work together to create a just and equitable environment for everyone.

Transparent and Regular Communications with our Shareholders

Both Nuance’s Board of Directors and the Executive Team value our shareholders’ feedback and want to thank you for sharing your perspectives with us. Throughout the course of fiscal 2020, we regularly engaged with our shareholders, and leveraged the insights we gained from our various conversations to inform our strategic decisions. This included reaching out to holders of approximately 65 percent of our outstanding shares and engaging with 30 percent in the Fall of 2020 to discuss our governance practices and changes that were under consideration for the 2021 executive compensation program. This robust level of engagement and ongoing dialogue is something we look forward to continuing in fiscal 2021.

2021 Proxy Statement

        A Message from our Board of Directors

The efforts we have made to improve our overall corporate governance policies and practices were recognized as in November when Nuance was named “Governance Team of the Year” and Wendy Cassity, our Chief Legal Officer, was named “Governance Professional of the Year,” in each case for a small to mid-cap company, in Corporate Secretary’s 2020 Corporate Governance Awards. This was an exciting achievement for Nuance and the Board of Directors, and we are committed to continuing this important work in the years ahead.

In closing, we are extremely proud of all that Nuance accomplished this year: executing on our transformation efforts, continuing to bring cutting-edge technology to market, and, importantly staying true to our Purpose and Values and going above and beyond to support our customers, communities, and one another. As a company, we are aligned behind a unified strategy and we are committed to creating the best solutions to market to serve our customers. Because of that, we are confident that Nuance is well-positioned for continued success in the future.

Sincerely,

The Nuance Board of Directors

2021 Proxy Statement

Proxy Statement Summary

This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

Meeting Information

2021 Annual Meeting of Shareholders

Date and Time: February 2, 2021 8:00 a.m. Eastern Time	Location: Virtually via live audio webcast at www.virtualshareholdermeeting.com/NUAN2021	Record Date: December 10, 2020

This proxy statement (the “Proxy Statement”) provides information for shareholders of Nuance Communications, Inc. (“Nuance,” “the Company,” “we,” “us,” and “our”) as part of the solicitation of proxies by the Company and its board of directors (the “Board” or “Board of Directors”) from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the Company’s annual meeting of shareholders to be held virtually via live audio webcast on February 2, 2021 at 8:00 a.m. Eastern Time, and at any adjournments or postponements thereof. The 2021 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NUAN2021 where you will be able to listen to the meeting live, submit questions and vote online.

Voting Items

The following table summarizes the proposals to be considered at the 2021 Annual Meeting and the Board voting recommendations with respect to each proposal.

Proposal Number	Proposal	Board’s Recommendation	Page Number

1	Elect the nine nominees named in this Proxy Statement as directors	FOR each Director Nominee	4

2	Approve a non-binding advisory resolution regarding compensation of the Company’s named executive officers	FOR	66

3	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021	FOR	67

4	Approve the non-binding shareholder proposal to require shareholder right to written consent as described in this Proxy Statement	AGAINST	70

i	2021 Proxy Statement

Proxy Statement Summary

Nuance at a Glance

Nuance is a technology pioneer and market leader in conversational artificial intelligence (“AI”) and ambient clinical intelligence. We deliver intuitive solutions that understand, analyze and respond to people, amplifying their ability to help others with increased productivity and security. We work with thousands of organizations to create stronger relationships and better experiences for their customers and workforces. We offer our customers a wide range of products and services, increasingly utilizing our innovations in AI to create smarter, more natural experiences with technology.

Every day, millions of people and thousands of businesses experience how Nuance’s products transform the way we interact with information and technology. In our Healthcare business, we help doctors spend more time with patients and less on paperwork with our clinical documentation solutions that capture information efficiently, enable better decision-making in clinical settings, and facilitate accurate reimbursement. In our Enterprise business, our automated customer engagement technology helps companies and their customers interact seamlessly with each other in a variety of sectors such as financial services, telecommunications, government, and retail.

Nuance Business Segments—Fiscal 2020

Nuance brings intelligence to everyday work and life with software and cloud-based solutions that understand, analyze and respond to human language to increase productivity and amplify intelligence. We have two business segments, Healthcare and Enterprise, and within each of these segments, we concentrate on our core competency of AI. We will continue to build on this by focusing on our cloud-growth strategy, accelerating our innovation activities, expanding our go-to-market presence, including in international markets, and pursuing targeted acquisitions and strategic investments.

Healthcare		Enterprise

Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care		Intelligent customer service and engagement solutions powered by artificial intelligence
✓ Real-time medical ASR and transcription		✓ Omni-Channel Engagement
✓ Diagnostics Reporting, Image Sharing & Analytics		✓ Security, Engines & Analytics
✓ Medical coding, documentation improvement, Consumer ASR		✓ Professional Services

$915.3M in revenue[1]	62% of total revenue[1]	$529.7M in revenue[1]	36% of total revenue[1]

(1)	Represents fiscal 2020 GAAP financials.

ii	2021 Proxy Statement

Proxy Statement Summary

Recent Events

The below graphic provides a timeline of recent events highlighting changes to our Board, executive team, and governance and compensation practices in conjunction with our business transformation.

iii	2021 Proxy Statement

Proxy Statement Summary

Transformation Execution

In recent years, we have undergone a strategic transformation to become a simpler, more growth-oriented company. The main priority of this transformation was to focus our investments in our high-performing core business segments, Healthcare and Enterprise. The chart below shows our non-GAAP revenues by business segment for fiscal 2018 (“Old” Nuance) compared against the non-GAAP revenues for fiscal 2020 for the Healthcare and Enterprise segments (“New” Nuance).

Strategic Actions to Simplify and Focus

—   Positioned Nuance to be a company that embraces a culture of innovation and growth

—   Simplified the business from 5 segments down to 2 through a series of sales, spins and wind-downs

Within these areas, we are concentrating on our core competency of AI, which includes conversational AI, natural language understanding, and machine learning. To deliver on our promises in the future, we will continue to build on our core competencies by focusing on our cloud-growth strategy, accelerating our innovation activities, expanding our go-to-market presence, including in international markets, and pursuing targeted acquisitions and strategic investments.

With this renewed focus, we have made remarkable advances in our Healthcare and Enterprise solutions. As a result of transitioning our Healthcare solutions from on-premise data centers to the cloud, our Healthcare annual recurring revenue (ARR) is growing. In Enterprise, we successfully optimized our Interactive Voice Response (IVR) technology, built our AI-powered Intelligent Engagement solutions and services, and launched our security and biometrics solution, Nuance Gatekeeper. These offerings enable human-like interactions that combine assisted and self-service support securely across all channels and touchpoints of the customer journey.

Nuance’s Response to COVID-19

In the wake of the COVID-19 pandemic, we rose to the challenges presented to support our employees, our customers, and our communities. We serve our customers in some of the most critical industries impacted by the COVID-19 pandemic—healthcare, telecommunications, financial services, and government. The robust continuity and disaster recovery capabilities we invested in long ago were in place to support our employees and our customers.

We made the early decision to transition nearly all of our employees to work-from-home, quickly transforming the way we do business to keep our employees and their families and communities safe. We provided our employees with a variety of new tools and resources to give them as much support as possible while working in changed and challenging circumstances. The well-being, both physical and mental, of our employees and their families is our top priority. Our team remains engaged, highly productive, and committed to driving business results, which is a testament to the resiliency and spirit of our employees and preparedness across the Company.

Through decades of experience, we have cultivated deep knowledge in building tailored solutions for the healthcare sector, which enabled us to respond quickly and effectively to the pandemic. We offered free add-on Dragon Medical licenses and a COVID-19 Content Pack for all Dragon Medical customers. The add-on licenses enable nurses and physicians to capture the patient story using their mobile phones so they can continue to work efficiently and capture crucial COVID-19 patient data. We also distributed more than 50,000 free temporary product licenses to healthcare providers to help keep clinicians from sharing microphones,

iv	2021 Proxy Statement

Proxy Statement Summary

provided support to additional medical staff, and most importantly, outfitted mobile hospital units, such as the Jacob Javits Center in the heart of NYC. We also provided other complimentary services and access to our solutions to facilitate telehealth and enabled clinicians to continue their work remotely.

In Enterprise, we responded quickly to the dual challenge many of our customers faced of increased call and digital volumes while contact center employees were working from home. We provided temporary volume spike capacity and solutions to automate self-service with the expansion of digital virtual agents.

Fiscal 2020 Financial Performance Summary

In fiscal 2020, we continued to execute on our strategic initiatives, accelerating our cloud transition in Healthcare and focusing on our AI-first approach in Enterprise. Despite the impact of COVID-19 on our financial performance, particularly in the Healthcare segment, we achieved the following in fiscal 2020:

◾	Revenue: Our GAAP revenue was $1,478.9 million, down 2.8% from $1,521.3 million in fiscal 2019. Our non-GAAP revenue was $1,479.2 million, down 2.9% from $1,522.8 million in fiscal 2019.

◾	Operating Margin: GAAP operating margin in fiscal 2020 was 7.6%, compared to 7.0% in fiscal 2019. Non-GAAP operating margin in fiscal 2020 was 23.6%, compared to 23.8% in fiscal 2019.

◾

Net Income: We recognized a GAAP net income from continuing operations in fiscal 2020 of $28.8 million, or $0.10 per diluted share, compared to a GAAP net loss from continuing operations of $(12.2) million, or $(0.04) per diluted share, in fiscal 2019. Non-GAAP net income from continuing operations in fiscal 2020 was $243.4 million, or $0.83 per diluted share, compared to $232.5 million, or $0.80 per diluted share, in fiscal 2019.

◾

Net New Bookings: Our net new bookings were $303.8 million for fiscal 2020. As a reminder, in fiscal 2020 we changed the manner in which we value net new bookings for our Enterprise and Other segments from total contract value to annual contract value. The annual value is calculated by taking the total contractual value and dividing it by the contractual term. This is the same adjustment we made to net new bookings in our Healthcare segment in fiscal 2019. This, along with the spin-off of our Auto segment in October 2019, had the effect of lowering the overall booking value, and therefore we do not believe that our fiscal 2020 net new bookings results are comparable with our previously reported net new bookings results for fiscal 2019 or earlier.

◾

Capital Allocation: In fiscal 2020, we repurchased a total of 9.5 million shares at an aggregate purchase price of $169.2 million. In addition, during fiscal 2020 we repaid $300.0 million in principal of our 2024 6.000% high yield bonds, and repurchased a total of $170.4 million of our 2025, 2031, and 2035 convertible debentures principal. These repayments are expected to reduce our fiscal 2021 cash interest expense by $20.9 million

A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

v	2021 Proxy Statement

Proxy Statement Summary

Stock Performance Chart

Our stock performed well in fiscal 2020 as illustrated in the chart below. Our total shareholder return was 134% during fiscal 2020, which is significantly above the S&P Software & Services Select Industry Index and the Russell 2000 Index. Please note that this chart is a comparison of 1-year cumulative return if you invested $100 on September 30, 2019 in our stock or one of the indices, including reinvestment of dividends.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN Among Nuance Communications, Inc., the Russell 2000 Index, and the S&P Software & Services Select Index

vi	2021 Proxy Statement

Proxy Statement Summary

Board of Directors

During the past few years the Company undertook a comprehensive Board refreshment process which resulted in the appointment of seven new directors.

Diverse Perspectives and Experience

Our Board members’ comprehensive set of skills and diverse backgrounds are designed to ensure effective oversight of our business strategy and our corporate governance practices. The Board includes two women, and members from varying ethnic and professional backgrounds. The members of our Board are:

Committee Memberships

Name and Title	AUD	COMP	GOV
Lloyd Carney - Independent Chairman Former Chief Executive Officer Brocade Communication Systems
Mark Benjamin Chief Executive Officer Nuance Communications
Daniel Brennan Chief Financial Officer Boston Scientific	✓
Thomas Ebling Former Chief Executive Officer Demandware		✓
Bob Finocchio Retired Tech Executive, Current Dean’s Executive Professor Santa Clara University	c
Laura Kaiser Chief Executive Officer SSM Health		✓
Michal Katz Managing Director, and Head of Investment and Corporate Banking Mizuho Americas			✓
Mark Laret Chief Executive Officer University of California San Francisco Medical Center	✓		c
Sanjay Vaswani Managing Partner Center for Corporate Innovation		c	✓

vii	2021 Proxy Statement

Proxy Statement Summary

Each of our non-employee directors has extensive professional experience. The chart below highlights areas in which we believe certain directors have particularly deep experience relevant to the Company’s current profile and strategic needs, and indicates which of our directors identify as female and as members of an underrepresented minority:

Skills, Qualifications, & Background

Senior Leadership/CEO

The Company is a complex, global organization benefiting from experienced oversight of its overall strategy and management including assessing the strategies and operations of the Company

	✓	✓	✓	✓	✓		✓

Knowledge of Business & Industry

The Company is a software, solutions and professional services organization benefiting from experienced directors knowledgeable in the industry and multiple marketplaces in which the Company operates

			✓	✓	✓	✓	✓	✓

Financial Markets & Accounting

The Company is a global publicly traded corporation conducting complex financial transactions requiring oversight in order to oversee the processes associated its financial management with and the integrity of its financial results

		✓		✓		✓

Technology & Innovation

The Company is a leading provider of voice recognition and natural language understanding solutions in highly dynamic and competitive market and benefits from experience in understanding market trends and disruptive technologies and solutions

	✓		✓	✓

Risk Oversight

The Company is an organization requiring compliance with a variety of global laws, regulations and standards and requires experienced oversight in order to understand and oversee risks facing The Company and ensuring there are appropriate risk frameworks and policies are in place to both manage and identify emerging risks

	✓	✓			✓		✓

Global & Emerging Markets The Company is a global organization participating in mature and emerging markets, and benefits from a Board with prior international exposure and experience	✓	✓	✓	✓		✓		✓

Identify as Female					✓	✓

Race/Ethnicity/Nationality

African American / Black	✓

Asian / South Asian								✓

White / Caucasian		✓	✓	✓	✓	✓	✓

viii	2021 Proxy Statement

Proxy Statement Summary

Comprehensive Approach to Shareholder Engagement

2020 Shareholder Engagement on Compensation

Our Board values our shareholders’ views on our executive compensation program. Our annual say-on-pay vote is an opportunity for us to receive feedback from shareholders regarding our executive compensation program. We were exceptionally pleased with the results of our advisory say-on-pay proposal at our last annual meeting, with 92% approval, a significant improvement over previous years’ results. The Board is committed to ongoing engagement with shareholders as it continues to refine our compensation programs.

As a part of the Board’s process for determining our fiscal 2020 compensation program, in the fall of 2019, we reached out to shareholders owning approximately 60% of our outstanding shares and spoke with shareholders owning approximately 35% of our outstanding shares to solicit their feedback on changes under consideration for our fiscal 2020 executive compensation program. Our Compensation Committee Chair, Sanjay Vaswani, participated in a majority of these engagements, and all shareholder feedback was shared with the full Board to assist them in evaluating our executive compensation program.

Over the course of previous shareholder engagement, we had learned that shareholders were generally supportive of the design of our compensation program, which was reflected in the results of our advisory say-on-pay proposal that received 92% approval at last year’s annual meeting. However, certain shareholders had asked Nuance to consider increasing the performance-based restricted stock unit (PSU) portion of our CEO’s annual long-term incentive (“LTI”) award to be greater than 50% of the value of his annual LTI award. The Compensation Committee considered shareholders’ feedback and previewed its decision to increase the PSU portion of our CEO’s annual LTI award from 50% to 60% of the total value of his annual LTI award to shareholders in the fall of 2019. Shareholders were broadly supportive of this decision and expressed that it reflected a good balance between PSUs and restricted stock units (RSUs). As such, in November 2019, the Compensation Committee approved the design change and communicated it to shareholders in last year’s proxy.

A general overview of our fiscal 2020 annual executive compensation program is below:

Fiscal 2021 Compensation Program Changes

As discussed in last year’s proxy statement, certain shareholders also requested the Compensation Committee consider adding an operational metric to our PSUs in addition to relative total shareholder return (“TSR”). During our engagement with

ix	2021 Proxy Statement

Proxy Statement Summary

shareholders in the fall of 2019, we shared our Compensation Committee’s perspective that, given the ongoing business transformation occurring at Nuance, relative TSR was the most appropriate performance metric for the fiscal 2020 PSU awards, and that it appropriately tied pay outcomes to the overall shareholder experience. As a result, shareholders were overwhelmingly supportive of maintaining relative TSR as the sole metric for the 2020 PSU awards. However, certain shareholders expressed their desire for the Compensation Committee to incorporate an operational metric once the business was further through the Company’s transformation. In response to this feedback, in last year’s proxy, the Compensation Committee committed to incorporating an operational metric in the fiscal 2021 PSU awards and engaged with shareholders in the fall of 2020 to provide shareholders the opportunity to share their perspectives on the design under consideration.

In the fall of 2020, Nuance reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 30% of our outstanding shares to solicit their feedback on the design of the fiscal 2021 PSU awards. The Compensation Committee specifically sought feedback on designing the fiscal 2021 PSU awards to incorporate a three-year revenue compound annual growth rate (CAGR) metric weighted at 20%. Shareholders were broadly supportive of selecting three-year CAGR as the operational metric and the corresponding weighting of 20%.

Taking this feedback into account, in November 2020, the Compensation Committee approved basing 20% of the 2021 PSU awards upon performance against a three-year CAGR metric with the remaining 80% of the awards upon our relative TSR as compared to the S&P Software & Services Index, in each case assuming target performance.

The design change for our CEO’s PSU award is illustrated below:

2020 Shareholder Engagement on Governance

In the fall of 2020, Nuance reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 30% of our outstanding shares. In these engagements, shareholders applauded Nuance’s strong governance practices, including the significant progress made in recent years to adopt strong governance practices at Nuance. We also received positive feedback on our inaugural ESG report and shareholders recommended that going forward Nuance enhance its diversity and pay equity disclosures, which Nuance intends to do in its 2021 ESG report. Lastly, shareholders expressed their support of the current composition of the Board.

Strong Governance and Compensation Practices

Over the past few years, the Board conducted an in-depth review of the Company’s corporate governance practices and approved a number of significant changes including those highlighted below:

◾	Separating the Chairman / CEO Roles: Established the Chairman role and assigned him robust responsibilities to ensure effective independent oversight of the Board.

◾	Recruiting a New, Independent Chairman of the Board: Recruited Lloyd Carney as independent Chairman of the Board.

x	2021 Proxy Statement

Proxy Statement Summary

◾

Reconstituting Committee Membership: Completely refreshed the Compensation Committee and named Sanjay Vaswani as Chair. Refreshed the Audit Committee adding new board members, and appointing Bob Finocchio as Chair. Combined the Nominating Committee and Governance Committee into the Nominating & Governance Committee, appointing Mark Laret as Chair.

◾

Establishing Robust Shareholder Engagement Program: Beginning in 2018, each year, Nuance has reached out to shareholders owning more than 60% of shares outstanding and engaged with shareholders owning more than 30% of shares outstanding, with director participation in many of these meetings.

◾	Amending the Company’s Amended and Restated Bylaws (the “Bylaws”) to include a majority voting standard.

◾	Amending the Bylaws to allow shareholders holding 15% of shares the right to call a special meeting.

We are committed to good corporate governance, which encompasses properly managing compensation risk in order to promote the long-term interests of our shareholders. Below are highlights of some of our key governance and compensation practices. Additional details on our corporate governance can be found starting on page 9.

Governance Practices	Compensation Practices

✓ Separate Chairman and CEO roles	✓ Stock ownership requirements for non-employee directors of 5x the annual cash retainer and 5x annual base salary for the CEO

✓ Shareholder right to call special meetings (15% threshold)	✓ 5-year deadline for directors and executive officers to meet stock ownership requirements

✓ Majority voting for director elections and annual election of all directors	✓ No excise tax gross-ups

✓ Extensive shareholder engagement program	✓ Independent compensation consultant advises Compensation Committee

✓ Inaugural ESG report aligned with SASB framework	✓ Pay-for-performance philosophy and program structure

✓ Signed the CEO action for diversity and inclusion pledge	✓ Balance between short-term and long-term pay to incentivize sustainable long-term value creation

✓ Board composed of all non-employee directors (other than CEO)	✓ No excessive severance packages

✓ 100% independent committee members	✓ Anti-hedging and pledging policies

✓ Proxy access	✓ Robust clawback policy

✓ No automatic acceleration of equity awards on a “change of control”

✓ Increased disclosure of achievement against MBOs (strategic goals) in determination of annual incentive plan payouts

xi	2021 Proxy Statement

Proxy Statement Summary

Environmental, Social and Governmental (ESG) Highlights

Nuance is committed to creating value and making a positive and lasting impact for our employees, customers, shareholders, and community. In July 2020 we issued our first ESG report, an exciting milestone for our company, that outlines our sustainability strategy and programs, as well as the work we are doing to drive meaningful change socially, economically, and environmentally. In our 2020 ESG Report, we cover a broad range of topics: actions that we have taken to create a supportive, ethical, and equitable culture for our employees; an overview of the ways we are investing in and caring for our communities; how we are ensuring our customers’ products and data are secure; ways we are increasing our engagement and alignment with our shareholders; activities we are taking to reduce our carbon footprint; and how we support our customers both in normal times and amidst a global pandemic. Below are some key ESG highlights:

Business Ethics	Data Privacy, Compliance, and Security

Continue to implement initiatives to foster the highest ethical standards, including:

–   Newly refreshed and rebranded ethics helpline

–   Detailed Supplier Code of Conduct

–   Refreshed Code of Ethics and Business Conduct

–   Robust Enterprise Risk Management program

–   Maintain highly-available and redundant infrastructure to support high customer demands that are also compliant with industry standards

–   Recently launched the Nuance Trust Center to inform customers, stakeholders, and other interested parties about data privacy, security, and compliance initiatives

Reduction of Carbon Footprint	Investment in Local Communities

–   Continue to take substantial steps to lower our GHG emissions footprint and mitigate exposure to climate-related risks by transitioning to the public cloud and upgrading our IT infrastructure

–   Expect an estimated 60 to 70 percent reduction in energy in our three largest data centers by the start of fiscal year 2021

–   Established Nuance Cares, a global program that includes a dollar-for-dollar match for employee charitable donations up to $1,000 per year, and a volunteer program that provides each employee 16 hours of Volunteer Time Off annually

–   During fiscal 2019, charitable contributions from employees, executives, and Board members exceeded $175,000 and more than 4,725 hours of volunteer time was recorded

We encourage you to review the full version of our 2020 ESG report, which can be found at “ESG Report & Trust Center” in the Investors section of our website, www.nuance.com.

xii	2021 Proxy Statement

Proxy Statement Annual Meeting of Shareholders February 2, 2021

This Proxy Statement is furnished in connection with the solicitation by Nuance Communications, Inc. on behalf of the Board of Directors of proxies for use at the 2021 Annual Meeting of Shareholders of the Company to be held on February 2, 2021 at 8:00 a.m., Eastern Time, virtually via live audio webcast at www.virtualshareholdermeeting.com/NUAN2021. We intend to mail a Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying form of proxy to shareholders to certain requesting shareholders, on or about December 17, 2020.

2021 Proxy Statement

2021 Proxy Statement

Voting Rights

Voting Rights

Each share of Common Stock entitles the holder thereof to one vote on matters to be acted upon at the 2021 Annual Meeting, including the election of directors. Votes cast electronically at the 2021 Annual Meeting or by proxy will be tabulated by Broadridge Financial Solutions, Inc., the Inspector of Elections. Any proxy that is voted according to the instructions included in the Notice of Internet Availability of Proxy Materials or on the proxy card will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted: (i) ”FOR” the election of all of the director nominees as described in Proposal One; (ii) “FOR” the nonbinding advisory resolution regarding the compensation of the Company’s named executive officers under Proposal Two; (iii) “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm described in Proposal Three; (iv) “AGAINST” the shareholder proposal described in Proposal Four; and (v) as the proxy holders deem advisable in their sole discretion on any other matters that may properly come before the 2021 Annual Meeting. A shareholder may indicate when it votes by the Internet, by telephone or on the enclosed proxy that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the 2021 Annual Meeting. In general, Delaware law and the Bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum.

In determining whether a proposal has been approved, abstentions are treated as present in person or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal, while broker non-votes are not treated as present in person or represented by proxy but not entitled to vote, and hence have no effect on the vote for such proposal.

Record Date and Share Ownership

Holders of record of Common Stock as of the close of business on December 10, 2020 have the right to receive notice of and to vote at the 2021 Annual Meeting. On December 10, 2020, the Company had 284,896,588 shares of Common Stock issued and outstanding.

1	2021 Proxy Statement

Proxies

Proxies for use at the 2021 Annual Meeting are being solicited by the Company from its shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the 2021 Annual Meeting and the election to vote by Internet during the virtual meeting. Attendance at the 2021 Annual Meeting will not by itself constitute the revocation of a proxy.

Shareholder Proposals and Director Nominations for the 2022 Annual Meeting of Shareholders

Shareholders may present proper proposals or nominations for inclusion in the Company’s proxy statement and for consideration at next year’s annual meeting of shareholders by submitting their proposals or nominations in writing to the Company’s Secretary in a timely manner. The Bylaws require that certain information and acknowledgments with respect to the proposal or nomination be set forth in the shareholder’s notice. A copy of the relevant Bylaw provision is available upon written request to Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803, Attention: Investor Relations. In addition, the Bylaws were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2019 and may be accessed through the SEC’s website at www.sec.gov/edgar.

Inclusion of Shareholder Proposals in Proxy Statement

Proposals of shareholders that are intended to be presented at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) must comply with the requirements of SEC Rule 14a-8. A shareholder’s proposal must be delivered to or mailed and received by us no later than August 19, 2021 in order for it to be included in the Company’s proxy statement and form of proxy relating to the meeting.

Inclusion of Director Nominees in Proxy Statement

The Bylaws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years an aggregate of at least 3% of the outstanding Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the number of directors in office as of the deadline for such nomination, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws. To be timely, a nomination notice and required information must be delivered to or mailed and received by the Secretary at our principal executive offices not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the anniversary of the date (as stated in our proxy materials) the definitive proxy statement with respect to the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2022 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2022 proxy statement must notify us no earlier than July 20, 2021 and no later than the close of business on August 19, 2021. Such notice must provide the information required by our Bylaws.

2	2021 Proxy Statement

Proxies

Inclusion of Shareholder Proposals or Nominations in Annual Meeting Agenda but Not in Proxy Statement

A shareholder proposal or a nomination for director to be presented at the Company’s 2022 Annual Meeting that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be delivered to or mailed and received by the Company (a) not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting, or (b) not later than the close of business on the 45th calendar day, nor earlier than the close of business on the 75th calendar day, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting, whichever period occurs first. Assuming the date of our 2022 Annual Meeting is not so advanced or delayed, shareholders who wish to make a proposal at the 2022 Annual Meeting must notify us no earlier than October 3, 2021 and no later than the close of business on November 2, 2021. Such notice must provide the information required by the Bylaws with respect to each matter the shareholder proposes to bring before the 2022 Annual Meeting.

Proxy Solicitation Costs

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing. In addition, we have engaged Georgeson LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee of $18,500 plus reimbursement of out-of-pocket expenses.

3	2021 Proxy Statement

Proposal One — Election of Directors

At the 2021 Annual Meeting, nine directors will be elected to the Board. The Nominating & Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Lloyd Carney, Mark Benjamin, Daniel Brennan, Thomas Ebling, Robert Finocchio, Laura Kaiser, Michal Katz, Mark Laret, and Sanjay Vaswani as nominees for election at the 2021 Annual Meeting. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been elected and qualified.

Information Regarding the Nominees for Election as Directors

Lloyd Carney

Independent Chairman of the Board Age: 58 Board Member since: September 2018

Biography:

Mr. Carney has been chairman and chief executive officer of Carney Global Ventures, LLC, a global investment vehicle, since March 2007. From September 2018 until March 2020, Mr. Carney served as the CEO of ChaSerg Technology Acquisition Corp, a special purpose acquisition company. From 2013 to 2017, Mr. Carney served as CEO of Brocade Communications Systems, Inc. Prior to that, he served as President and CEO of Xsigo Systems, Inc. from 2008 to 2012. He has also served in senior capacities at several other companies, including International Business Machines Corporation, Micromuse, Inc., Juniper Networks, Inc. and Nortel Networks Corporation. Mr. Carney currently serves on the board of directors of Visa Inc. and as a member of its Audit and Risk Committee, on the board of directors of Vertex Pharmaceuticals Inc. and as a member of its Audit and Finance Committee, and on the board of directors of Grid Dynamics Holdings, Inc. as its chairman. He earned a B.S. in electronic engineering technology from Wentworth Institute of Technology and a master’s in applied business management from Lesley University.

Qualifications:

Because of his extensive experience in running global technology companies and his experience aligning operations and infrastructure, we believe Mr. Carney is well qualified to serve on our Board.

Committee Membership:

◾  None

Mark Benjamin

Chief Executive Officer Age: 50 Director/Officer since: April 2018

Biography:

Mr. Benjamin has served as the Company’s CEO since April 2018. With extensive experience serving technology markets, Mr. Benjamin has a proven record of advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions. Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation from October 2016 until March 2018, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at Automatic Data Processing, Inc., including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami.

Qualifications:

Because of his extensive experience in management and leadership, and because of his role as our CEO, we believe Mr. Benjamin is well qualified to serve on our Board.

Committee Membership:

◾  None

4	2021 Proxy Statement

Proposal One — Election of Directors

Daniel Brennan

Audit Committee Member Age: 55 Board Member since: September 2018

Biography:

Mr. Brennan has served as the Executive Vice President and Chief Financial Officer of Boston Scientific Corporation since 2014. Prior to that, he served in various other positions at Boston Scientific Corporation, including as Senior Vice President and Corporate Controller from 2010 to 2013, and as Vice President and Assistant Corporate Controller in 2009. Mr. Brennan has a B.S. and an MBA from Babson College.

Qualifications:

Due to his deep understanding of complex healthcare markets, and his financial and accounting expertise, we believe that Mr. Brennan is well qualified to serve on our Board.

Committee Membership:

◾  Audit

Thomas Ebling

Compensation Committee Member Age: 65 Board Member since: September 2018

Biography:

Mr. Ebling has served as Executive-in-Residence at General Catalyst Partners and CEO of Scipio Boston, LLC since 2017. Previously, he served at Demandware, Inc., as Chairman, President and CEO from 2014 to 2016 and as President and CEO from 2009 to 2014. Prior to that, Mr. Ebling served as CEO of Lattice Engines, Inc. from 2007 to 2009 and as CEO of Profit Logic, Inc. and Torrent Systems, Inc. He earned his B.S. in mathematics from Williams College.

Qualifications:

Due to his vast experience in software applications, cloud infrastructure, and data warehousing, including as a member of the board of directors of numerous privately-held companies, we believe that Mr. Ebling is well qualified to serve on our Board.

Committee Membership:

◾  Compensation

5	2021 Proxy Statement

Proposal One — Election of Directors

Robert Finocchio

Audit Committee Chair Age: 69 Board Member since: April 2015

Biography:

Mr. Finocchio has been a Dean’s Executive Professor at Santa Clara University’s Leavey School of Business since September 2000 and was a former chairman of its Board of Trustees. From July 1997 to September 2000, he served as Chairman of Informix Corporation and from July 1997 to July 1999, he served as its CEO and President. From 1988 to 1997, Mr. Finocchio held several positions at 3Com Corporation, including President of 3Com Systems, Executive Vice President of Network Systems Operations and Executive Vice President of Field Operations. He also served in numerous executive and management roles at IBM, Rolm Corporation and Bank of America. Mr. Finocchio also serves on the boards of Skyfront Inc., JustAnswer.com, and Vistage International and previously served on the boards of Echelon Corporation (until September 2018) and Broadcom Corporation (until February 2016). Mr. Finocchio earned a B.S. in economics from the University of Santa Clara and an MBA from the Harvard Graduate School of Business Administration.

Qualifications:

Mr. Finocchio’s experience as chairman and CEO of a technology company, executive leadership positions at various technology companies, and board experience make him well qualified to be a member of our Board of Directors.

Committee Membership:

◾  Audit (Chair)

Laura S. Kaiser

Compensation Committee Member Age: 60 Board Member since: December 2017

Biography:

Ms. Kaiser has served as President and CEO of SSM Health since May 2017. Prior to SSM Health, Ms. Kaiser served as Executive Vice President and Chief Operating Officer of Intermountain Healthcare from March 2012 to April 2017. Prior to Intermountain Healthcare, Ms. Kaiser served in numerous leadership roles at Ascension Health. Ms. Kaiser holds a Bachelor of Science in Health Services Management from the University of Missouri-Columbia and a Master of Business Administration and a Master’s in Healthcare Administration from Saint Louis University.

Qualifications:

We believe Ms. Kaiser’s experience as an executive at numerous health care companies makes her well qualified to be a member of our Board of Directors.

Committee Memberships:

◾  Compensation

6	2021 Proxy Statement

Proposal One — Election of Directors

Michal Katz

Nominating & Governance Committee Member Age: 53 Board Member since: September 2018

Biography:

Ms. Katz has served as head of corporate investment banking for the Americas for Mizuho Financial Group, Inc. since November 2019. Prior to that, Ms. Katz was a Managing Director and Co-Head of the Global Technology Investment Banking Group at RBC Capital Markets, LLC (“RBC”) from 2013 through August 2019 and then an employee of RBC on garden leave through October 2019. She served as Managing Director and Global Head, Software, at Barclays Capital Inc. from 2008 to 2013, and prior to that served as Managing Director and in other roles at Lehman Brothers Inc. from 1996 to 2008. Ms. Katz earned a B.A. in political science from the Binghamton University and a J.D. from New York University.

Qualifications:

Due to her deep experience with strategic and digital transformation initiatives, and strong insights into the intersection of the financial and technology markets, we believe Ms. Katz is well qualified to serve on our Board.

Committee Memberships:

◾  Nominating & Governance

Mark Laret

Chair of Nominating & Governance Committee Audit Committee Member Age: 66 Board Member since: June 2010

Biography:

Since April 2000, Mr. Laret has served as CEO of the University of California San Francisco Medical Center. From 2007 to January 2018, Mr. Laret served as a director of Varian Medical Systems, Inc. Mr. Laret earned a B.A. from UCLA and a master’s degree in political science from the University of Southern California.

Qualifications:

We believe Mr. Laret’s corporate executive experience in the healthcare industry and his significant professional expertise and background in medical and technical issues make him well qualified to be a member of our Board of Directors.

Committee Memberships:

◾  Nominating & Governance (Chair)

◾  Audit

7	2021 Proxy Statement

Proposal One — Election of Directors

Sanjay Vaswani

Compensation Committee Chair Nominating & Governance Committee Member Age: 60 Board Member since: February 2018

Biography:

Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani previously served as a director of Brocade Communications Systems, Inc. from April 2004 until the sale of Brocade to Broadcom Ltd. in November 2017 and as a director at Blue Star Infotech Ltd. and Persistence Software, Inc. Mr. Vaswani received a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Qualifications:

Mr. Vaswani’s leadership and prior board experience, together with his global perspective and corporate advisory experience makes him well qualified to be a member of our Board of Directors.

Committee Membership:

◾  Compensation (Chair)

◾  Nominating & Governance

Vote Required; Recommendation of the Board

Each nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes against and withheld from such nominee’s election. Unless marked to the contrary, proxies received will be voted “FOR ALL” the Board’s nominees. Withhold votes will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR ALL” ON THE ELECTION OF THE FOREGOING NOMINEES TO SERVE AS DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

8	2021 Proxy Statement

Corporate Governance

Corporate Governance Overview and Shareholder Engagement

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include the following:

✓	Annual elections of directors

✓	Separate Chairman and CEO (as of 2018)

✓	Extensive shareholder engagement program

✓	Inaugural ESG report aligned with the SASB framework

✓	Signed the CEO action for diversity and inclusion pledge

✓	Board composed of all non-employee directors (other than CEO)

✓	100% independent committee members

✓	Majority voting for directors (as of 2018)

✓	Shareholder right to call special meeting (as of 2018, reduced threshold as of 2019)

✓	Proxy access (as of 2017)

We believe that effective corporate governance should also include regular, constructive conversations with our shareholders. The Board and management conducted extensive shareholder outreach throughout fiscal 2020 to solicit feedback on the Company’s corporate governance. During the fall of 2020 alone, we reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 30% of our outstanding shares. In response to shareholder feedback from the last few years and a comprehensive assessment of Nuance’s governance practices, the Board has made a number of significant changes to the Company’s corporate governance practices, including among those highlighted above.

Board Leadership Structure

Our current leadership structure splits the roles of CEO and Chairman. As part of our CEO transition in 2018, our Board considered the appropriate leadership structure for the Board and decided to have a separate Chair and CEO. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. The Board has determined that having this current leadership structure allows our CEO to focus on the operations of our business while the Chairman focuses on leading the Board in its responsibilities, and is in the best interests of Nuance’s shareholders at this time as well as in the foreseeable future. The Board will continue to evaluate its leadership structure on an ongoing basis and make any changes as appropriate.

As Chairman of our Board, Mr. Carney has the following responsibilities:

Chairman Responsibilities

◾	Preside over, set agenda for and chair board meetings and shareholder meetings

◾	Serve as principal representative of the Board

◾	Facilitate boardroom discussions among independent directors on key issues

◾	Coordinate with the Board’s committee chairs

◾	Act as liaison between the Board and the management team

◾	Communicate any issues of concern to the CEO

◾	Assist with the annual board evaluation process and conduct discussions with non-employee directors

◾	Represent the Company in stakeholder engagements, as appropriate

9	2021 Proxy Statement

Corporate Governance

Independence of our Board

The Board has determined that Messrs. Brennan, Carney, Ebling, Finocchio, Laret and Vaswani and Mses. Kaiser and Katz are independent under the director independence standards of the Nasdaq Stock Market LLC (“Nasdaq”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of our standing committees is independent within the meaning of both Nasdaq’s and the SEC’s director independence standards. In making these determinations, the Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving Nuance, or received personal benefits outside the scope of such person’s normal consideration.

There are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

The Board is governed by its Corporate Governance Guidelines, which were amended in January 2020, and are available under “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com. These guidelines cover, among other items, the following significant topics:

Board Selection Process and Qualifications.    The Nominating & Governance Committee is responsible for reviewing the skills and characteristics required of prospective Board members and is responsible for recommending to the Board candidates for directorship. Among the criteria the Board may consider are experience, diversity, an understanding of the fiduciary responsibilities that are required of a member of the Board, and the time commitment and energy necessary to diligently carry out those responsibilities. With respect to diversity, the Board may consider such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes. While the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board does endorse the value of seeking qualified directors from backgrounds relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Director’s Eligibility, Education, and Term of Office.    Directors may not serve on the board of directors of more than four other public companies without first obtaining specific approval from the Board. Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board, and the Nominating & Governance Committee reassesses the commitments of the Board members on an ongoing basis to ensure each director has sufficient time to be a fully engaged member of our Board. The Board encourages, and the Company will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term and age limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into the Company’s business and therefore can provide a significant contribution to the Board. As a result, there are no term limits on Board service, and the Board removed the director age limit from its Corporate Governance Guidelines effective April 2019.

Board Leadership.    The leadership of the Board shall include a Chairman of the Board and, if the Chairman of the Board is an employee, a Lead Independent Director designated by the Nominating & Governance Committee. The Lead Independent Director, who shall be independent under the independence rules of Nasdaq, shall serve as the focal point for non-employee directors in resolving conflicts with the CEO, or other non-employee directors, and coordinating feedback to the CEO on behalf of non-employee directors regarding business issues and Board management. While Nuance currently has an Independent Chairman, our Board revised our Corporate Governance Guidelines in January 2020 to enhance the responsibilities of a lead independent director, who would be appointed if the Chairman were not independent. These enhanced responsibilities include:

◾	Support a strong Board culture and encourage director participation by fostering an environment of open dialogue and constructive feedback among the directors;

◾	Serve as a liaison between the Chairman and the independent directors;

◾	Act as a sounding board and advisor to the Chief Executive Officer, along with other directors;

10	2021 Proxy Statement

Corporate Governance

◾	Call and chair the closed sessions of the independent directors;

◾	Lead Board meetings in the absence of the Chairman;

◾	If requested by major stockholders, ensure that he or she is available, together with the Chairman, for consultation and direct communication;

◾

Advise as to the Board’s information needs and work with the Chairman to coordinate and provide feedback, input and approval regarding Board meeting agendas, schedules and information sent to the Board in order to support board deliberations and enable sufficient time for discussion of agenda items;

◾	Together with the Chairman, lead the Board in its review of the results of the annual self-assessment process, including acting on director feedback as needed; and

◾	Perform such other responsibilities as may be designated by the Board from time to time.

Committees.    The current committee structure of the Board includes the following standing committees: Audit, Compensation and Nominating & Governance. Committees may be created or disbanded upon approval of the Board. The Nominating & Governance Committee recommends, and the full Board approves, the composition of the Board’s standing committees. The charters of each standing committee are reviewed periodically with a view to delegating committees the authority of the Board concerning specified matters appropriate to such committee.

Board Composition and Annual Evaluation Process

Our Board members’ comprehensive set of skills and diverse backgrounds are designed to ensure effective oversight of our business strategy and our corporate governance practices. The Board consists of directors with a diversity of gender, ethnicity, skills and experiences, with women and ethnically diverse directors representing 44% of our Board. Each of our non-employee directors has extensive professional experience relevant to Nuance’s current profile and strategic needs. Following our extensive board refreshment efforts in fiscal year 2018, our average director tenure is 3.8 years.

In an effort to maintain a Board of Directors with collectively diverse skills and experiences that evolve with the Company and its strategy, our Board conducts annual self-evaluations overseen by the Nominating & Governance Committee. This evaluation process plays a critical role in ensuring our Board functions effectively, as well as identifies any gaps in the necessary skills needed to effectively oversee the Company’s management, strategy and risk profile. In fiscal 2020, at the direction of the Nominating & Governance Committee, our annual self-evaluations took the form of both one-on-one interviews between the Chairman and each of the other Board members, and written assessments developed by the Chairman together with the Nominating & Governance Committee. Assessments relating to the functioning of the full Board and each of its Committees were circulated to the Board members and the respective Committee members prior to our July 2020 Board meetings. The results of the assessments were reviewed by the Chairman, the CEO, the Committee Chairs and the Corporate Secretary, then shared with the Board and the Committee members and discussed by the Board and the Committees at the July 2020 meetings. The results of the Chairman’s interviews with Board members were also discussed at such meetings. The assessments covered topics including Board operations and performance, the relationship of the committees and Board with management and external advisors, the skills mix and diversity of the Board members, the composition and leadership of each of the committees, the effectiveness of the Chairman as leader of the Board, and the effectiveness of the Company’s response to the COVID-19 pandemic. In response to the feedback, Committee and Board practices were updated. For fiscal year 2022 and subsequent years, the Nominating & Governance Committee will consider incorporating in the annual self-evaluation process discussion facilitated by third parties.

Committees of the Board of Directors

The composition, duties and responsibilities of our committees are as set forth below. Each of these committees has a written charter approved by our Board. Copies of these committee charters as well as our Corporate Governance Guidelines are available, without charge, upon request in writing to Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803, Corporate Secretary, or under “Corporate Governance—Governance Documents” in the Investors section of our website, www.nuance.com.

11	2021 Proxy Statement

Corporate Governance

All members of the committees are appointed by the Board and meet the independence requirements of the respective committees on which they serve.

Functions of the Committees

Audit Committee

Met nine times during fiscal year 2020. Current Committee Members: ◾ Robert Finocchio (Chair) ◾ Daniel Brennan ◾ Mark Laret

Primary Responsibilities

◾ Reviewing the engagement of the Company’s independent registered public accounting firm

◾ Reviewing the annual financial statements

◾ Considering matters relating to accounting policy and internal controls

◾ Reviewing whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence

◾ Reviewing the scope of annual audits

◾ Providing oversight and review at least annually of the Company’s financial risk management policies, including its investment policies

◾ Reviewing and discussing with management, the independent auditor and the internal auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

◾ Oversight of the Company’s ethics and compliance program

◾ Shared oversight (along with the full Board) of the Company’s cybersecurity and privacy risk management programs

Financial Expertise and Independence

Each of Messrs. Brennan, Finocchio and Laret is a non-employee director who meets the applicable requirements for financial literacy. The Board has determined that Messrs. Brennan and Finocchio are audit committee financial experts as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

In addition, our Board has determined that each of Messrs. Brennan, Finocchio, and Laret meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the Nasdaq rules. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours.

Report

The Audit Committee Report is included in this Proxy Statement beginning on page 69.

12	2021 Proxy Statement

Corporate Governance

Compensation Committee

Met six times during fiscal year 2020. Current Committee Members: ◾ Sanjay Vaswani (Chair) ◾ Laura Kaiser ◾ Thomas Ebling

Primary Responsibilities

◾ Overseeing, evaluating and approving compensation plans, policies and practices applicable to, and approving the compensation of, the Company’s executive officers

◾ Annually reviewing and approving for the CEO and executive officers of the Company the short- and long-term incentive plans and payouts

◾ Designing and overseeing the CEO performance review process, which for fiscal 2020 included reviewing the CEO’s self-evaluation and leading evaluation of his performance with the full Board

◾ Overseeing employment agreements, severance arrangements, and change in control agreements/provisions

◾ Making regular reports to the Board on compensation matters

◾ Administering the Company’s equity-based incentive compensation

Independence

Our Board has determined that each of Ms. Kaiser and Messrs. Ebling and Vaswani meet the definition of an “independent director” under Nasdaq corporate governance standards and under the Exchange Act.

Report

The Compensation Committee Report and the Compensation Discussion and Analysis are included in this Proxy Statement beginning on page 50 and 26, respectively.

Compensation Advisor

The Compensation Committee retains the right to engage independent advisors to assist in fulfilling its charter and is responsible for assessing their performance and independence as required under any applicable law, regulation, or listing standard. The Compensation Committee engaged Semler Brossy in August 2018 to serve as its independent advisor. Semler Brossy advised the Compensation Committee with respect to trends in executive compensation, review of market information, and assessment of compensation actions required under its charter.

Semler Brossy has not provided any other services to us nor received compensation from us other than with respect to the services described above. Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of Nasdaq, the Compensation Committee has determined that its relationship with Semler Brossy has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or is an officer or employee of the Company. In addition, none of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee.

13	2021 Proxy Statement

Corporate Governance

Nominating & Governance Committee

Met four times during fiscal year 2020. Current Committee Members: ◾ Mark Laret (Chair) ◾ Michal Katz ◾ Sanjay Vaswani

Primary Responsibilities

◾ Overseeing the corporate governance practices of the Board, including its annual self-evaluation process

◾ Considering and periodically reporting to the full Board on matters relating to the identification, selection and qualification of candidates to serve as directors

◾ Recommending to the Board on an annual basis the candidates to be nominated by the Board for election as directors at the Company’s annual meeting of shareholders

◾ Evaluating the current composition and organization of the Board and its committees, determining future requirements, and making recommendations to the Board concerning the appointment of directors to committees of the Board, and recommending the selection of chairs of committees of the Board

◾ Reviewing aspects of human capital management including reviewing executive officer succession planning, reporting its findings and recommendations to the Board, and working with the Board to evaluate potential successors to executive management positions

◾ Overseeing the Company’s ESG program

Independence

The Nominating & Governance Committee is comprised entirely of directors who meet the independence requirements under the Nasdaq corporate governance standards and under the Exchange Act.

Consideration of Shareholder Nominees for Director

The Nominating & Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as well as candidates recommended for consideration by the Nominating & Governance Committee as described below under “Identifying and Evaluating Nominees for Directors.” Any shareholder nominations must comply with the requirements of the Company’s Bylaws and should include all information relating to such nominee as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected, as well as a written statement executed by such nominee acknowledging that as a director of the Company, such nominee will owe a fiduciary duty under the General Corporation Law of the State of Delaware exclusively to the Company and its shareholders. In addition, shareholder nominations should be submitted within the time frame as specified under “Shareholder Proposals and Director Nominations for the 2021 Annual Meeting of Shareholders” above for inclusion in the proxy materials or agenda, as appropriate, and addressed to: Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803.

A shareholder that instead desires to merely recommend a candidate for consideration by the Nominating & Governance Committee shall direct the recommendation in writing to Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

14	2021 Proxy Statement

Corporate Governance

Board and Committee Meeting Attendance

All directors attended at least 75% of the board and committee meetings held during fiscal 2020.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of shareholders, directors are encouraged to attend annual meetings of the Company. All of our directors attended the 2020 Annual Meeting, with one director attending by telephone and the others in person.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders who are interested in communicating with the Board of Directors are encouraged to do so by submitting an email to generalcounsel@nuance.com or by writing to us at Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803. Shareholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

Our Board of Directors adopted a Code of Conduct and Business Ethics applicable to all of our directors, officers and employees. Our Code of Conduct and Business Ethics can be found at “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com. We will provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics. Such a request should be made in writing and addressed to Nuance Communications, Inc., Attention: Investor Relations, One Wayside Road, Burlington, MA 01803. If we make any substantive amendments to the Code of Conduct and Business Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct and Business Ethics affecting our executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Stock Ownership Guidelines

The Board has approved stock ownership guidelines for our executive officers and non-employee directors. These guidelines were adopted to further align the interests of our executive officers and non-employee directors with the interests of our shareholders and to promote the Company’s commitment to sound corporate governance practices.

Under these guidelines, the target share ownership levels are five times base salary for our CEO, three times base salary for our other executive officers, and five times the annual cash retainer for our non-employee directors. The following shares and units count towards satisfaction of the guidelines: shares owned outright by the executive or non-employee director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or non-employee director or his or her family; 50% of unvested restricted stock units; and vested shares or units held in any deferral plan. Unvested performance awards do not count for purposes of satisfying the guidelines.

Each executive and non-employee director must achieve the guideline amount within five years of becoming subject to the guidelines. In addition, until an individual has reached the appropriate target level, an executive is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of long-term equity awards, and a non-employee director is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of restricted stock units.

The Nominating & Governance Committee reviews these guidelines and compliance with these guidelines on an annual basis. As of the end of fiscal 2020, all non-employee directors and NEOs had satisfied our stock ownership guidelines.

15	2021 Proxy Statement

Corporate Governance

Board’s Role in Strategy and Risk Oversight

Strategy

A central focus for our Board is oversight of our corporate strategy and management’s execution of such strategy. The Board believes that this is a continuous process that requires regular attention from the full Board as well as each Board committee. This ongoing effort focuses the Board on the Company’s operational and financial performance over the short, intermediate and long term.

Fiscal 2020 was a busy year for our Board as they oversaw the continued implementation of the strategic transformation of the Company, including the completion of the Company’s spin-off of its Auto business, and well as the Company’s continued focus on its strategic initiatives of accelerating cloud transition in Healthcare, focusing on AI-first approach in Enterprise, accelerating innovation activities, and expanding go-to-market presence, including in international markets.    At each Board meeting, the full Board discussed the progress of these strategic initiatives, receiving updates from our executive officers as well as other managers from key business units. In its July 2020 meeting, the Board and management held focused strategy sessions centered on growth opportunities in each of Healthcare and Enterprise as well as capital allocation options.

Additionally, during fiscal 2020 the Board provided active oversight of the Company’s response to COVID-19. During the initial months of the pandemic, the Board met with management on at least a twice-monthly basis to review the Company’s crisis management and business continuity plans, evaluate the Company’s financial resiliency, and receive updates on employee health and well-being and IT and systems resilience and security, among other matters, and the Board received regular email updates from management between meetings.

16	2021 Proxy Statement

Corporate Governance

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board regularly reviews and consults with management on strategic direction, and challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The following graphic and subsequent paragraphs summarize the Board’s role in risk oversight at Nuance:

The full Board oversees the Company’s overall enterprise risk management framework and program. In addition, the Audit Committee oversees management of financial risks, including investment and foreign currency fluctuation risk mitigation policies and risks. The Board and Audit Committee share oversight of cybersecurity and privacy risk, receiving quarterly reporting and updates from senior management and the Company’s experts in areas such as cybersecurity threats, technologies and solutions deployed internally and for the benefit of Company customers and technologies, and policies and procedures to address these risks. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements. The Nominating & Governance Committee oversees the composition of our Board and development of our directors, as well as oversees management in executing corporate human capital management initiatives and defining the corporate culture. These committees provide regular reports—generally on a quarterly basis—to the full Board.

Management has responsibility for the direct management and oversight of legal, financial, cybersecurity, privacy and commercial compliance matters, which includes identifying areas of risk and implementing policies, procedures and practices to mitigate the identified risks. In fiscal 2020, Nuance enhanced its enterprise risk management program. The Company engaged a third-party consultant to conduct a risk identification survey. Survey results were then reviewed with the executive-level Nuance Risk Committee to decide upon a register of key risks for oversight by the Nuance Risk Committee and the Board. Each key risk was assigned to an executive sponsor and program lead responsible for implementing a mitigation plan for that risk. Program leads

17	2021 Proxy Statement

Corporate Governance

meet regularly to review progress against mitigation plans and report regularly to the Nuance Risk Committee and the Board. The Company intends to conduct a subsequent risk identification survey and risk assessment in fiscal 2021.

Additionally, the CFO, Chief Legal Officer and Senior Director of Corporate Compliance provide regular reports to the Audit Committee concerning financial, tax, legal and compliance related risks and the Company’s Chief Legal Officer, Chief Information Officer, Chief Information Security Officer and Chief Privacy Officer report to the Board regularly on cybersecurity and privacy. Management also provides the Audit Committee with periodic reports on the Company’s ethics and compliance programs and efforts, investment policy and practices, and compliance with debt covenants. The Compensation Committee’s independent compensation consultant provides analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

Board’s Role in ESG Oversight

As part of our strategic transformation, CEO Mark Benjamin has been focused on defining our corporate culture, leading with purpose and introducing a number of new corporate giving and social responsibility programs. The Board and management recognize the importance of minimizing our environmental impact and maximizing our positive corporate social responsibility. After focusing over the last few years on refreshing our Board and improving our corporate governance and executive compensation practices, our Board is now spending more time and attention focused on the “E” (Environmental) and “S” (Social) elements of ESG. Led by our Nominating & Governance Committee and informed by our management team, the Board is committed to improving our ESG impacts and increasing disclosure of our ESG practices.

Together with our Board, Nuance is committed to creating value and making a positive and lasting impact for our employees, customers, shareholders, and community. In July 2020 we issued our first ESG report, an exciting milestone for our company, that outlines our sustainability strategy and programs, as well as the work we are doing to drive meaningful change socially, economically, and environmentally. In our 2020 ESG Report, we cover a broad range of topics: actions that we have taken to create a supportive, ethical, and equitable culture for our employees; an overview of the ways we are investing in and caring for our communities; how we are ensuring our customers’ products and data are secure; ways we are increasing our engagement and alignment with our shareholders; activities we are taking to reduce our carbon footprint; and how we support our customers both in normal times and amidst a global pandemic. Below are some key ESG highlights:

Business Ethics	Data Privacy, Compliance, and Security

Continue to implement initiatives to foster the highest ethical standards, including:

–   Newly refreshed and rebranded ethics helpline

–   Detailed Supplier Code of Conduct

–   Refreshed Code of Ethics and Business Conduct

–   Robust Enterprise Risk Management program

–   Maintain highly-available and redundant infrastructure to support high customer demands that are also compliant with industry standards

–   Recently launched the Nuance Trust Center to inform customers, stakeholders, and other interested parties about data privacy, security, and compliance initiatives

Reduction of Carbon Footprint	Investment in Local Communities

–   Continue to take substantial steps to lower our GHG emissions footprint and mitigate exposure to climate-related risks by transitioning to the public cloud and upgrading our IT infrastructure

–   Expect an estimated 60 to 70 percent reduction in energy in our three largest data centers by the start of fiscal year 2021

–   Established Nuance Cares, a global program that includes a dollar-for-dollar match for employee charitable donations up to $1,000 per year, and a volunteer program that provides each employee 16 hours of Volunteer Time Off annually

–   During fiscal 2019, charitable contributions from employees, executives, and Board members exceeded $175,000 and more than 4,725 hours of volunteer time was recorded

18	2021 Proxy Statement

Corporate Governance

We encourage you to review the full version of our 2020 ESG report, which can be found at “ESG Report & Trust Center” in the Investors section of our website, www.nuance.com.

Human Capital Management

The Board plays an active role in overseeing the Company’s human capital management efforts. The full Board has worked closely with the executive management team, and in particular the Company’s Chief People Officer, in helping to shape the newly defined culture and focus efforts on developing formal human capital management and talent development initiatives to better support our workforce as the Company continues to evolve. The Board and management strive to foster a diverse and inclusive, collaborative environment for all employees and strongly believe that formalizing current and future corporate initiatives that support this vision will further drive positive company performance. The Board’s oversight activities in this area include review of CEO and executive officer succession planning, review of diversity and other employee metrics, and review of the results of the Company’s annual employee engagement survey.

Compensation Risk Assessment

In November 2020, the Compensation Committee conducted its annual review of Nuance’s compensation philosophy and strategy, including compensation-related risk management. The Compensation Committee reviews the Company’s compensation programs for executives and employees, including both short-term compensation and long-term equity-based incentive awards. We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage our employees, including our executives, to take or assume unreasonable risk.

Compensation of Non-Employee Directors

Non-employee director compensation is recommended by the Compensation Committee and approved by the Board. In recommending the types and amounts of non-employee director compensation to the Board, the Compensation Committee generally considers market information provided and reviewed by its independent compensation consultant regarding the non-employee director pay practices of the peer companies described in the Compensation Discussion and Analysis below.

Under our non-employee director compensation program, cash compensation is paid quarterly in arrears and equity awards are granted under our 2020 Stock Plan on an annual basis. The Company also reimburses non-employee directors for their expenses in connection with their attendance at Board and committee meetings.

The structure of our non-employee director compensation program for fiscal 2020 is set forth below:

Cash		Amount

Board service retainer			$60,000

Committee members	Audit: Compensation: Nominating & Governance:	$ $ $	15,000 15,000 5,000

Committee Chairs	Audit: Compensation: Nominating & Governance:	$ $ $	35,000 30,000 15,000

Independent Chairman of the Board			$150,000

19	2021 Proxy Statement

Corporate Governance

Committee member, committee chair and independent Chairman of the Board fees were paid in addition to the annual board service retainer. The committee chair fee is paid in lieu of the committee member fee for the chair of a committee.

Equity	Terms	Value

Annual Award	Target amount converted to restricted stock units (“RSUs”) using the closing price of a share of our Common Stock on the date of grant Cliff vests after one year, subject to continued service through that date Only non-employee directors who have served for at least six months prior to grant date are eligible for this grant, newly appointed directors will receive a prorated annual award	$250,000

In fiscal 2020, we adopted a non-qualified deferred compensation plan pursuant to which non-employee directors could elect to defer their receipt of all or a portion of their cash compensation. No non-employee directors participated in this plan during fiscal 2020.

Cash and equity compensation paid to non-employee members of the Board for fiscal 2020 is included in the table below:

FISCAL 2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Charitable Match Contributions (4)	Total ($)

Daniel Brennan	75,000	249,971	—	324,971

Lloyd Carney	210,000	249,971	40,000	499,971

Thomas Ebling	75,000	249,971	20,000	344,971

Robert Finocchio Jr.	95,000	249,971	20,000	364,971

Laura Kaiser	75,000	249,971	20,000	344,971

Michal Katz	65,000	249,971	20,000	334,971

Mark Laret	90,000	249,971	10,000	349,971

Sanjay Vaswani	95,000	249,971	20,000	364,971

(1)

Amounts reported in the Stock Awards column represent the grant date fair value of the RSU awards granted to the non-employee directors during fiscal 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures, based on the closing market price of our Common Stock on the grant date (which was $17.79 per share for the annual RSU award).

20	2021 Proxy Statement

Corporate Governance

(2)	The aggregate number of stock awards, in the form of unvested RSUs, held by each non-employee director as of September 30, 2020 is set forth in the following table:

Name	Unvested Shares Subject to Outstanding Stock Awards

Mr. Brennan	25,870

Mr. Carney	25,870

Mr. Ebling	25,870

Mr. Finocchio	14,050

Ms. Kaiser	25,777

Ms. Katz	25,870

Mr. Laret	14,050

Mr. Vaswani	25,035

(3)

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU then held. All share numbers presented in the table above are post-spin share numbers that have been adjusted to account for the spin-off.

(4) The

amounts shown reflect matching contribution made by the Nuance Foundation under the Nuance Cares charitable matching program for fiscal 2020. The program provides a matching charitable contribution of up to $20,000 per calendar year per director. In the case of Mr. Carney, his 2019 and 2020 calendar year contribution matches both occurred in fiscal 2020.

21	2021 Proxy Statement

Executive Compensation, Management and Other Information

Information Concerning Current Executive Officers

Mark Benjamin

CEO Age: 50 Executive Officer since: April 23, 2018

Biography

Mr. Benjamin has served as the Company’s CEO since April 2018. With extensive experience serving technology markets, Mr. Benjamin has a proven track record of advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions. Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation from October 2016 until March 2018, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at Automatic Data Processing, Inc., including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami.

Daniel Tempesta

EVP & CFO Age: 50 Executive Officer since: July 21, 2015

Biography

Mr. Tempesta joined the Company in March 2008 and was appointed as the Company’s CFO in July 2015. Prior to his appointment as CFO, Mr. Tempesta served as the Company’s Chief Accounting Officer, Corporate Controller and Senior Vice President of Finance. At Nuance, Mr. Tempesta has led the majority of Nuance’s finance and accounting operations, as well as tax, treasury, order management, and internal control activities. Before joining Nuance, Mr. Tempesta was with Teradyne, Inc. from February 2004 to February 2008 where he held several positions, including Chief Accounting Officer and Corporate Controller. Prior to that, he was in the audit practice of PricewaterhouseCoopers L.L.P. He received an accounting degree from the Isenberg School of Management at the University of Massachusetts, Amherst.

22	2021 Proxy Statement

Executive Compensation, Management and Other Information

Wendy Cassity

EVP & Chief Legal Officer Age: 45 Executive Officer since: November 7, 2018

Biography

Ms. Cassity joined the Company in September 2018. As Chief Legal Officer, Ms. Cassity is responsible for oversight of all legal, corporate governance, intellectual property and regulatory activities across the Company’s global operations. Prior to joining Nuance, she was general counsel of Zayo Group, a publicly-traded communications infrastructure company from January 2016 to August 2018, and general counsel of Thompson Creek Metals Company, a publicly-traded natural resources company, from 2010 to January 2016. Prior thereto, Ms. Cassity was in private practice as a corporate transactional attorney at McDermott Will & Emery, LLP and Cravath Swaine & Moore, LLP in their New York offices. Ms. Cassity holds a B.A. from the University of Arizona in English and History and received her J.D. from Columbia Law School.

Robert Dahdah

EVP & Chief Revenue Officer Age: 52 Executive Officer since: April 15, 2019

Biography

Mr. Dahdah joined the Company in April 2019. As EVP and Chief Revenue Officer, Mr. Dahdah is responsible for leading our global sales organization. With nearly 30 years of global sales experience, Mr. Dahdah joins the Company from Benefitfocus, Inc., a global provider of SaaS-based benefits platforms, where he led the company’s global sales organization as Executive Vice President, Global Sales and Marketing. Prior to joining Benefitfocus in 2017, he was Senior Vice President, Global Sales of Verizon Communications, Inc.’s Verizon Connect business since its acquisition of Fleetmatics Group, PLC in 2016, Senior Vice President, Global Sales of Fleetmatics since 2016, Senior Vice President, Global Sales for Insurance and Risk at Fidelity National Information Services, Inc. (“FIS”) since 2015 and Senior Vice President, Global Sales at SunGard in 2015 until its acquisition by FIS, and, from 1994-2015, held progressively senior positions at ADP, most recently Senior Vice President Sales, Global Enterprise Solutions International. Mr. Dahdah holds a BS degree in Marketing/Management from Syracuse University.

23	2021 Proxy Statement

Executive Compensation, Management and Other Information

Diana Nole

EVP & GM of Healthcare Age: 55 Executive Officer since: November 3, 2020

Biography

Ms. Nole joined Nuance in June 2020 as the EVP and GM of Nuance’s Healthcare division, which is focused on improving the overall physician-patient experience through cutting-edge AI technology applications.

She is responsible for all Healthcare business operations, growth and innovation strategy, product development, and partner and customer relationships. Over the course of her career, Ms. Nole has held numerous executive and leadership roles, including serving as the CEO of Wolter Kluwers’ Healthcare division from September 2015 to May 2020, president of Carestream’s Digital Medical Solutions business from August 2007 to August 2015, and vice president of strategy, product management, and marketing for Eastman Kodak’s Healthcare Information Technology Solutions business. Ms. Nole has dual degrees in Computer Science and Math from the State University of New York at Potsdam and earned her MBA from the University of Rochester’s Simon School.

Joseph Petro

EVP & Chief Technology Officer Age: 54 Executive Officer since: July 31, 2019

Biography

Mr. Petro joined the Company in 2008. As EVP and Chief Technology Officer, Mr. Petro is responsible for overseeing research, platform development, application development, dev ops, and cloud readiness for the Company. Prior to joining Nuance, Mr. Petro served as senior vice president of product development at Eclipsys Corporation, where he oversaw the development of more than 30 solution sets spanning diverse healthcare environments. Over the course of his career, he has held a number of executive roles both in venture-backed startups and large-scale enterprises. Mr. Petro holds a B.S. in Mechanical Engineering from the University of New Hampshire and an M.S. in Mechanical Engineering from Kettering University.

24	2021 Proxy Statement

Executive Compensation, Management and Other Information

Robert Weideman

EVP & GM Enterprise Division Age: 62 Executive Officer since: August 1, 2017

Biography

Mr. Weideman joined the Company in November 2001 and has served as EVP and GM, Enterprise Division from October 2012. He is responsible for AI-powered customer engagement solutions and services that are used by leading organizations around the world to automate and optimize the customer care experience. In his tenure with Company, he has been the general manager for the Dragon and Imaging businesses, as well as senior vice president of international marketing in the EMEA region. Previously, Mr. Weideman served as chief marketing officer for ScanSoft, and vice president of marketing and product for the Adobe Systems’ portfolio company Cardiff Software. He has also held senior marketing and management roles at TGS.com and CA (Computer Associates). Mr. Weideman holds a B.S. in Business Administration and Computer Information Systems from San Diego State University.

25	2021 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section (“CD&A”) describes the material elements of our executive compensation programs and policies for fiscal 2020, the principles underlying, and objectives of, our decisions with respect to the fiscal 2020 compensation for our Named Executive Officers (“NEOs”) and the significant changes we have made to better align our executive compensation programs and policies with our pay-for-performance philosophy. The Nuance Board, Compensation Committee and management team are committed to maintaining a competitive and comprehensive executive compensation program aligned with market best practices and seeking ongoing shareholder feedback with respect to our program.

Named Executive Officers

Our NEOs for the fiscal year ending September 30, 2020 are:

Name	Title
Mark Benjamin	Chief Executive Officer (“CEO”)
Daniel Tempesta	Executive Vice President and Chief Financial Officer (“CFO”)
Robert Dahdah	Executive Vice President and Chief Revenue Officer
Joseph Petro	Executive Vice President and Chief Technology Officer
Robert Weideman	Executive Vice President and General Manager, Enterprise Division

Nuance at a Glance

Nuance is a technology pioneer and market leader in conversational artificial intelligence and ambient clinical intelligence. We deliver intuitive solutions that understand, analyze and respond to people, amplifying their ability to help others with increased productivity and security. We work with thousands of organizations to create stronger relationships and better experiences for their customers and workforces. We offer our customers a wide range of products and services, increasingly utilizing our innovations in AI to create smarter, more natural experiences with technology.

Every day, millions of people and thousands of businesses experience how Nuance’s products transform the way we interact with information and technology. In our Healthcare business, we help doctors spend more time with patients and less on paperwork with our clinical documentation solutions that capture information efficiently, enable better decision-making in clinical settings, and facilitate accurate reimbursement. In our Enterprise business, our automated customer engagement technology helps companies and their customers interact seamlessly with each other in a variety of sectors such as financial services, telecommunications, government, and retail.

26	2021 Proxy Statement

Compensation Discussion and Analysis

Nuance Business Segments—Fiscal 2020

Nuance brings intelligence to everyday work and life with software and cloud-based solutions that understand, analyze and respond to human language to increase productivity and amplify intelligence. We have two business segments, Healthcare and Enterprise, and within each of these segments, we concentrate on our core competency of AI. We will continue to build on this by focusing on our cloud-growth strategy, accelerating our innovation activities, expanding our go-to-market presence, including in international markets, and pursuing targeted acquisitions and strategic investments.

Healthcare		Enterprise

Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care		Intelligent customer service and engagement solutions powered by artificial intelligence
✓ Real-time medical ASR and transcription		✓ Omni-Channel Engagement
✓ Diagnostics Reporting, Image Sharing & Analytics		✓ Security, Engines & Analytics
✓ Medical coding, documentation improvement, Consumer ASR		✓ Professional Services

$915.3M in revenue[1]	62% of total revenue[1]	$529.7M in revenue[1]	36% of total revenue[1]

(1)	Represents fiscal 2020 GAAP financials.

Transformation Execution

In recent years, we have undergone a strategic transformation to become a simpler, more growth-oriented company. The main priority of this transformation was to focus our investments in our high-performing core business segments, Healthcare and Enterprise. The chart below shows our non-GAAP revenues by business segment for fiscal 2018 (“Old” Nuance) compared against the non-GAAP revenues for fiscal 2020 for the Healthcare and Enterprise segments (“New” Nuance).

Strategic Actions to Simplify and Focus

—   Positioned Nuance to be a company that embraces a culture of innovation and growth

—   Simplified the business from 5 segments down to 2 through a series of sales, spins and wind-downs

Within these areas, we are concentrating on our core competency of AI, which includes conversational AI, natural language understanding, and machine learning. To deliver on our promises in the future, we will continue to build on our core competencies by focusing on our cloud-growth strategy, accelerating our innovation activities, expanding our go-to-market presence, including in international markets, and pursuing targeted acquisitions and strategic investments.

With this renewed focus, we have made remarkable advances in our Healthcare and Enterprise solutions. As a result of transitioning our Healthcare solutions from on-premise data centers to the cloud, our Healthcare annual recurring revenue (ARR) is growing. In Enterprise, we successfully optimized our Interactive Voice Response (IVR) technology, built our AI-powered

27	2021 Proxy Statement

Compensation Discussion and Analysis

Intelligent Engagement solutions and services, and launched our security and biometrics solution, Nuance Gatekeeper. These offerings enable human-like interactions that combine assisted and self-service support securely across all channels and touchpoints of the customer journey.

Nuance’s Response to COVID-19

In the wake of the COVID-19 pandemic, we rose to the challenges presented to support our employees, our customers, and our communities. We serve our customers in some of the most critical industries impacted by the COVID-19 pandemic—healthcare, telecommunications, financial services, and government. The robust continuity and disaster recovery capabilities we invested in long ago were in place to support our employees and our customers.

We made the early decision to transition nearly all of our employees to work-from-home, quickly transforming the way we do business to keep our employees and their families and communities safe. We provided our employees with a variety of new tools and resources to give them as much support as possible while working in changed and challenging circumstances. The well-being, both physical and mental, of our employees and their families is our top priority. Our team remains engaged, highly productive, and committed to driving business results, which is a testament to the resiliency and spirit of our employees and preparedness across the Company.

Through decades of experience, we have cultivated deep knowledge in building tailored solutions for the healthcare sector, which enabled us to respond quickly and effectively to the pandemic. We offered free add-on Dragon Medical licenses and a COVID-19 Content Pack for all Dragon Medical customers. The add-on licenses enable nurses and physicians to capture the patient story using their mobile phones so they can continue to work efficiently and capture crucial COVID-19 patient data. We also distributed more than 50,000 free temporary product licenses to healthcare providers to help keep clinicians from sharing microphones, provided support to additional medical staff, and most importantly, outfitted mobile hospital units, such as the Jacob Javits Center in the heart of NYC. We also provided other complimentary services and access to our solutions to facilitate telehealth and enabled clinicians to continue their work remotely.

In Enterprise, we responded quickly to the dual challenge many of our customers faced of increased call and digital volumes while contact center employees were working from home. We provided temporary volume spike capacity and solutions to automate self-service with the expansion of digital virtual agents.

Fiscal 2020 Financial Performance Summary

In fiscal 2020, we continued to execute on our strategic initiatives, accelerating our cloud transition in Healthcare and focusing on our AI-first approach in Enterprise. Despite the impact of COVID-19 on our financial performance, particularly in the Healthcare segment, we achieved the following in fiscal 2020:

◾	Revenue: Our GAAP revenue was $1,478.9 million, down 2.8% from $1,521.3 million in fiscal 2019. Our non-GAAP revenue was $1,479.2 million, down 2.9% from $1,522.8 million in fiscal 2019.

◾	Operating Margin: GAAP operating margin in fiscal 2020 was 7.6%, compared to 7.0% in fiscal 2019. Non-GAAP operating margin in fiscal 2020 was 23.6%, compared to 23.8% in fiscal 2019.

◾

Net Income:    We recognized a GAAP net income from continuing operations in fiscal 2020 of $28.8 million, or $0.10 per diluted share, compared to a GAAP net loss from continuing operations of $(12.2) million, or $(0.04) per diluted share, in fiscal 2019. Non-GAAP net income from continuing operations in fiscal 2020 was $243.4 million, or $0.83 per diluted share, compared to $232.5 million, or $0.80 per diluted share, in fiscal 2019.

◾

Net New Bookings:    Our net new bookings were $303.8 million for fiscal 2020. As a reminder, in fiscal 2020 we changed the manner in which we value net new bookings for our Enterprise and Other segments from total contract value to annual contract value. The annual value is calculated by taking the total contractual value and dividing it by the contractual term. This is the same adjustment we made to net new bookings in our Healthcare segment in fiscal 2019. This, along with the spin-off of our Auto segment in October 2019, had the effect of lowering the overall booking value, and therefore we do not believe that our fiscal 2020 net new bookings results are comparable with our previously reported net new bookings results for fiscal 2019 or earlier.

28	2021 Proxy Statement

Compensation Discussion and Analysis

◾

Capital Allocation:    In fiscal 2020, we repurchased a total of 9.5 million shares at an aggregate purchase price of $169.2 million. In addition, during fiscal 2020 we repaid $300.0 million in principal of our 2024 6.000% high yield bonds, and repurchased a total of $170.4 million of our 2025, 2031, and 2035 convertible debentures principal. These repayments are expected to reduce our fiscal 2021 cash interest expense by $20.9 million

A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

Stock Performance Chart

Our stock performed well in fiscal 2020, as illustrated in the chart below. Our total shareholder return was 134% during fiscal 2020, which is significantly above the S&P Software & Services Select Industry Index and the Russell 2000 Index. Please note that this chart is a comparison of 1-year cumulative return if you invested $100 on September 30, 2019 in our stock or one of the indices, including reinvestment of dividends.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN Among Nuance Communications, Inc., the Russell 2000 Index, and the S&P Software & Services Select Index

Compensation Philosophy and Objectives

Our compensation philosophy is designed to promote our business objectives and is based on the principle that our strategic and operational achievements result from the coordinated efforts of all employees working toward common strategic goals. Our guiding compensation principles focus on:

◾	Aligning executive compensation with long-term shareholder value;

◾	Attracting, retaining and motivating a high-performing team;

◾	Rewarding executives for achieving near- and long-term business goals;

◾	Promoting clarity and alignment with shareholders by focusing on drivers of long-term success;

◾	Maintaining stability and minimizing change in our compensation programs going forward, where possible;

◾	Paying for performance, with a significant portion of executive compensation linked to Company performance; and

◾	Maintaining flexibility to address potential changes in Company strategy and structure.

Our overall compensation objective is to compensate our executive officers and other employees in a manner that attracts and retains the caliber of individuals needed to lead, manage and staff a dynamic, highly-complex business in an innovative and competitive industry, which we believe will result in successful execution of strategic priorities and consistent delivery of shareholder value.

29	2021 Proxy Statement

Compensation Discussion and Analysis

Engaging with Shareholders and Evolving our Executive Compensation Program

Shareholder Engagement on Compensation

Our Board values our shareholders’ views on our executive compensation program. Our annual say-on-pay vote is an opportunity for us to receive feedback from shareholders regarding our executive compensation program. We were exceptionally pleased with the results of our advisory say-on-pay proposal at our last annual meeting, with 92% approval, a significant improvement over previous years’ results. The Board is committed to ongoing engagement with shareholders as it continues to refine our compensation programs.

As a part of the Board’s process in determining our fiscal 2020 compensation program, in the fall of 2019, we reached out to shareholders owning approximately 60% of our outstanding shares and spoke with shareholders owning approximately 35% of our outstanding shares to solicit their feedback on changes under consideration for our fiscal 2020 executive compensation program. Our Compensation Committee Chair, Sanjay Vaswani, participated in a majority of these engagements, and all shareholder feedback was shared with the full Board to assist them in evaluating our executive compensation program.

Over the course of previous shareholder engagement, we had learned that shareholders were generally supportive of the design of our compensation program, which was reflected in the results of our advisory say-on-pay proposal that received 92% approval at last year’s annual meeting. However, certain shareholders had asked Nuance to consider increasing the performance-based restricted stock unit (PSU) portion of our CEO’s annual long-term incentive (LTI) award to be greater than 50% of the value of his annual LTI award. The Compensation Committee considered shareholders’ feedback and previewed its decision to increase the PSU portion of our CEO’s annual LTI award from 50% to 60% of the total value of his annual LTI award to shareholders in the fall of 2019. Shareholders were broadly supportive of this decision and expressed that it reflected a good balance between PSUs and restricted stock units (RSUs). As such, in November 2019, the Compensation Committee approved the design change and communicated it to shareholders in last year’s proxy.

A general overview of our fiscal 2020 annual executive compensation program is below:

30	2021 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2021 Compensation Program Changes

As discussed in last year’s proxy statement, certain shareholders also requested the Compensation Committee consider adding an operational metric to our PSUs in addition to relative TSR. During our engagement with shareholders in the fall of 2019, we shared our Compensation Committee’s perspective that, given the ongoing business transformation occurring at Nuance, relative TSR was the most appropriate performance metric for the fiscal 2020 PSU awards, and that it appropriately tied pay outcomes to the overall shareholder experience. As a result, shareholders were overwhelmingly supportive of maintaining relative TSR as the sole metric for the 2020 PSU awards. However, certain shareholders expressed their desire for the Compensation Committee to incorporate an operational metric once the business was further through the Company’s transformation. In response to this feedback, in last year’s proxy, the Compensation Committee committed to incorporating an operational metric in the fiscal 2021 PSU awards and engaged with shareholders in the fall of 2020 to provide shareholders the opportunity to share their perspectives on the design under consideration.

In the fall of 2020, Nuance reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 30% of our outstanding shares to solicit their feedback on the design of the fiscal 2021 PSU awards. The Compensation Committee specifically sought feedback on designing the fiscal 2021 PSU awards to incorporate a three-year revenue compound annual growth rate (CAGR) metric weighted at 20%. Shareholders were broadly supportive of selecting three-year CAGR as the operational metric and the corresponding weighting of 20%.

Taking this feedback into account, in November 2020, the Compensation Committee approved basing 20% of the 2021 PSU awards upon performance against a three-year CAGR metric and the remaining 80% of the awards upon our relative TSR as compared to the S&P Software & Services Index, in each case assuming target performance.

The design change for our CEO’s PSU award is illustrated below:

Robust Process to Ensure Responsiveness to Shareholder Feedback

Our executive compensation program has undergone meaningful changes over the last several years in response to shareholder feedback. The Compensation Committee and management team are committed to continued engagement on an ongoing basis.

31	2021 Proxy Statement

Compensation Discussion and Analysis

The below graphic provides a timeline for shareholder engagement and decisions made by the Compensation Committee, taking into account shareholder feedback.

32	2021 Proxy Statement

Compensation Discussion and Analysis

Compensation Governance Highlights

Our executive compensation program also includes a number of key features intended to manage compensation risk, which are highlighted below.

What We Do	What We Don’t Do

✓ Balance between short-term and long-term pay to incentivize sustainable long-term value creation	× No excise tax gross-ups

✓ Stock ownership requirements for our executive officers and directors	× No automatic accelerated vesting of equity awards on a “change of control”

✓ Robust clawback policy	× No pension arrangements or defined benefit retirement plans covering our executive officers

✓ Anti-hedging and pledging policies

✓ Independent compensation consultant advises Compensation Committee

Elements of Fiscal 2020 Executive Compensation

Overview of Fiscal 2020 Executive Compensation Program

The executive compensation program for our NEOs for fiscal 2020 consisted of a mix of variable and fixed compensation in order to align compensation with short- and long-term performance and shareholder value creation. These fiscal 2020 compensation elements included:

Pay Component	Rationale and Value to Shareholders

Base Salary	◾ Forms basis for competitive compensation package ◾ Reflects competitive market conditions, individual performance, and internal parity

Annual Bonus: Short-Term Incentive Plan (STIP)

◾  Motivates achievement of strategic priorities as measured by financial metrics

◾  A diversified mix of metrics intended to drive efficient growth and shareholder value creation

◾  Individual strategic MBOs incentivize achievement of non-financial goals which support Company strategy

Performance-Based Restricted Stock Units (PSUs)

◾  Encourages focus on long-term shareholder value creation

◾  Aligns compensation with relative TSR, which reflects the stock price performance and compensates   executives for performance relative to peers

Restricted Stock Units (RSUs)	◾ Encourages focus on long-term shareholder value creation ◾ Aligns to shareholder interests ◾ Provides retention incentive

33	2021 Proxy Statement

Compensation Discussion and Analysis

Our compensation philosophy places an emphasis on “at-risk” pay, with a balanced focus on short-term and long-term performance. Consistent with this philosophy, the majority of the annual compensation opportunities of our executive officers, including our NEOs, is variable in nature, the payment and value of which depends on our performance. As illustrated below, in fiscal 2020, 92% of our CEO’s total target compensation and 85% of other NEO’s total target compensation was based on stock price or other performance metrics and was therefore at-risk.

CEO 2020 Target Compensation (1)	NEO 2020 Target Compensation (1)

(1)	Reflects the allocation of base salary, annual target bonus opportunity, and long-term incentive award target value.

To further align the interest of our executives with our shareholders, our performance-based annual bonuses under the STIP may be paid out in cash or RSUs, or a combination of both, with vesting of any RSUs occurring shortly after the date of grant. We also grant long-term incentive compensation under our LTI Plan in the form of RSUs and PSUs that are settled in shares of our common stock.

The performance measures we establish for the performance-based annual bonuses and the PSUs are designed to promote market share increase, revenue and earnings growth and increased shareholder returns.

In addition, the Compensation Committee uses a combination of different non-GAAP financial measures in our STIP. A description of these measures, as well as a discussion of how they are used in our executive compensation program, is set forth in this CD&A. A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

Compensation-Setting Process

The Compensation Committee reviews the compensation of our executive officers, including our NEOs, annually to ensure that it is consistent with our compensation philosophy, corporate and individual performance, changes in the competitive market and our executive officers’ individual responsibilities.

For its review of the CEO’s performance for purposes of determining the STIP payout, we conduct the following:

◾

CEO on a quarterly basis completes a self-evaluation of his performance relative to his MBOs established at the beginning of the fiscal year by the Compensation Committee and provides the Compensation Committee with a complete annual self-evaluation of his MBO achievements and overall performance.

◾

The Compensation Committee reviews this MBO assessment in executive session and completes an overall CEO performance appraisal and determines the CEO’s annual performance against his MBOs as well as his annual STIP payment, if any, for the last completed year.

◾	The Compensation Committee presents the MBO assessment and recommends the annual STIP payment to the full Board for discussion and approval.

34	2021 Proxy Statement

Compensation Discussion and Analysis

◾

Taking into consideration the CEO’s performance and evaluation of the competitive market, the Compensation Committee determines adjustments, if any, to elements of the CEO’s total compensation opportunity, including performance-based compensation. The Compensation Committee recommends any adjustments to the CEO’s compensation to the full Board for discussion and approval.

For its annual review of executive officers other than the CEO, our CEO presents to the Compensation Committee at the end of the fiscal year his evaluation of each executive officer, which includes a review of the executive officer’s contribution and performance during the fiscal year compared against the executive officer’s MBOs established at the beginning of the fiscal year by our CEO. The Compensation Committee reviews and evaluates this information in consultation with the CEO.

On the basis of the MBO assessment and full performance appraisals, the Compensation Committee approves each executive officer’s STIP payout, if any, for the last completed fiscal year, as well as any compensation adjustments. Adjustments, if any, to elements of each executive officer’s total compensation opportunity, including performance-based compensation, take into account the scope of the executive officer’s responsibilities and experience; internal pay parity; an evaluation of the competitive market; and the need to retain executives.

Compensation Peer Group

The Compensation Committee reviews annually the compensation for comparable positions within our industry, the historical compensation levels of our executive officers and the individual performance of our executive officers evaluated against their individual objectives established for the preceding fiscal year.

The Compensation Committee obtains compensation data for comparable positions from publicly available proxy statements and other public filings of our compensation peer group. In addition, this data is supplemented by Radford executive compensation survey data representing a broader group of technology companies that are of similar size, with revenues greater than $1 billion.

The Compensation Committee, with the assistance of its compensation consultant, Semler Brossy, updated the compensation peer group in April 2019 for purposes of the Compensation Committee’s fiscal 2020 compensation analysis. The group consisted of the following companies:

Fiscal 2020 Compensation Peer Group

Akamai Technologies, Inc.	Dolby Laboratories, Inc.	PTC, Inc.

Allscripts Healthcare Solutions, Inc.	Fair Isaac Corporation	Synopsys, Inc.

ANSYS, Inc.	j2 Global	Teradata Corporation

Cadence Design Systems, Inc.	LogMeIn, Inc.	Verint Systems, Inc.

CDK Global Inc.	OpenText Corporation	WEX Inc.

Citrix Systems, Inc.	Pegasystems Inc.

The Compensation Committee reviewed the peer group in April 2020 for purposes of fiscal 2021 compensation analysis to ensure alignment between the members of our peer group and our revenue and market capitalization. At that time, the Compensation Committee recommended maintaining the current peer group for fiscal 2021.

Base Salary

We use base salary to provide our executive officers, including our NEOs, with a basic fixed amount of compensation. Base salary levels reflect each executive officer’s responsibilities, performance and expertise and are intended to be competitive with the base salary levels of comparable positions at the companies in our compensation peer group.

The Compensation Committee establishes base salary levels based, in part, on a review of market data from our compensation peer group, as well as input from our compensation consultant, the job performance and level of experience of each individual

35	2021 Proxy Statement

Compensation Discussion and Analysis

executive officer, and internal pay parity considerations. Based on these considerations, the Compensation Committee approved an increase in the base salary of Mr. Dahdah for fiscal 2020 in order to bring his base salary more in line with market levels and individual responsibility. The Compensation Committee did not increase the base salary of any other NEO for fiscal 2020. Generally, we tie the performance-based incentive compensation opportunities and post-employment compensation arrangements for each executive officer to his or her base salary.

The base salaries of our NEOs during fiscal 2020 were as follows:

Named Executive Officers	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Change

Mark Benjamin	$800,000	$800,000	—

Daniel Tempesta	$500,000	$500,000	—

Robert Dahdah	$485,000	$500,000	3.1%

Joseph Petro	$500,000	$500,000	—

Robert Weideman	$500,000	$500,000	—

Annual Bonus under our Short-Term Incentive Plan

Consistent with our compensation philosophy, the Compensation Committee has designed our executive compensation program to provide that a significant portion of our executive officers’ compensation opportunities are performance-based. To help accomplish this objective, under our Short-Term Incentive Plan (STIP), we provide for performance-based annual bonus opportunities for our executive officers, including our NEOs, based 80% on the achievement of corporate financial performance objectives and 20% on individual performance objectives (MBOs), in each case, that are established at the beginning of the fiscal year.

During fiscal 2020, the Compensation Committee established performance objectives and payout targets under our STIP for our executive officers, including our NEOs, which were designed to promote the attainment of specific financial objectives (consistent with our annual operating plan), while, at the same time, supporting our longer-term strategic business objectives and encouraging leadership and teamwork. The Compensation Committee, after consultation with our CEO, established three financial performance measures, as well as minimum, target and maximum performance levels for each measure, as described in more detail below.

Each executive officer was assigned a target annual bonus opportunity under our STIP expressed as a percentage of his or her base salary. The target annual bonus opportunity for each executive officer for fiscal 2020 was determined by the Compensation Committee based, in part, on a review of market data from our compensation peer group, as well as input from our compensation consultant and internal pay parity considerations. The target bonus opportunities of our NEOs for fiscal 2020, which remain unchanged from fiscal 2019, were as follows:

Named Executive Officers	Fiscal 2020 Target Bonus Opportunity
(as a percentage of base salary)

Mark Benjamin	150%

Daniel Tempesta	75%

Robert Dahdah	75%

Joseph Petro	75%

Robert Weideman	75%

36	2021 Proxy Statement

Compensation Discussion and Analysis

Short Term Incentive Plan Structure:

Our STIP is designed to emphasize both Company and business segment financial performance, with weighting based on the participating employee’s role. In fiscal 2019, our STIP was funded at 50% on Company revenue and 50% based on Company operating margin, and the bonus pool was allocated based on Company or business segment revenue, operating margin and net new bookings, depending on the applicable employee’s role. In fiscal 2020, the STIP funding mechanism (the Program Funding Determination) includes Company revenue, operating margin, net new bookings and MBOs. STIP payouts are based on achievement of individual MBOs, in addition to Company or business segment performance.

1.

Under the STIP structure, a bonus pool is funded based 80% on the achievement of Company financial metrics and 20% on fiscal year MBOs. The Company financial metrics are equally weighted to non-GAAP revenue, non-GAAP operating margin and net new bookings. Non-GAAP revenue measures the growth of the business, non-GAAP operating margin measures profitability of the business and net new bookings is an indicator of high value growth, measured by the expansion of existing customer relationships and acquisition of new customers.

2.

For each business segment or corporate function, the allocation of the funding is then determined based on the achievement of three equally weighted metrics aligned to the applicable business segment or corporate function. Mr. Weideman, as EVP and GM of Enterprise, is aligned to business segment metrics, with all other named executive officers aligned to corporate metrics. See illustration below for more detail.

3.	Then, each employee’s bonus is based 80% on the allocation achievement of the applicable business segment or corporate function, and 20% on individual achievement of fiscal year MBOs.

37	2021 Proxy Statement

Compensation Discussion and Analysis

The illustration and three steps are further described below:

Fiscal 2020 STIP Assessment: Incentive Payouts Reflect Continued Positive Performance Despite the Impact of the Pandemic

Our Compensation Committee aligns pay with performance and the achievement of strategic initiatives by tying a significant portion of short-term incentive awards to the achievement of rigorous revenue, operating margin and net new bookings goals. For fiscal 2020, the Compensation Committee established performance targets for three equally-weighted performance measures: non-GAAP revenue, non-GAAP operating margin and net new bookings, which the Compensation Committee determined were critical to the successful execution of our fiscal 2020 operating plan and were important measures of our growth and profitability.

The minimum threshold, target and maximum performance levels for each of these measures for fiscal 2020 are set forth below. The STIP provides for non-linear interpolation between minimum and target levels, and between target and maximum levels.

Funding Metrics	Threshold	Target	Maximum

Non-GAAP Revenue	$1,490	$1,548	$1,605

Non-GAAP Operating Margin	23.1%	25.2%	27.3%

Net New Bookings	$235.6	$362.5	$398.8

38	2021 Proxy Statement

Compensation Discussion and Analysis

Due to the COVID-19 pandemic, 2020 has been an unprecedented year for many companies, including Nuance and financial goals and business strategies have been fundamentally changed. At the end of the second quarter of fiscal 2020, the Company was on track for a record year, with revenue and operating margin results projected to be above our original earnings guidance and the performance targets established by the Compensation Committee. However, during the third quarter of fiscal 2020, parts of the healthcare industry came to a near standstill due to the shutdown of all non-essential procedures and, most hospitals reprioritized their projects to address their immediate needs related to the virus. As a result, the financial performance our Healthcare segment was negatively impacted.

In light of the above, based strictly on achievement against the performance targets set by the Compensation Committee at the beginning of fiscal 2020, the Company’s STIP for fiscal 2020 would have been funded at 61% of target, as shown in the table below. Notably, while there was significant impact to revenue, our non-GAAP revenue results were still 96% of target, underscoring our strong operational performance despite tremendous macroeconomic headwinds. Nonetheless, this revenue achievement was just under threshold performance and thus would have resulted in 0% funding with respect to that metric.

Funding achieved for fiscal 2020 per the original plan metrics:

Funding Metrics	Threshold	Target	Maximum	Actual Results	% of Achievement	Bonus Funding %

Non-GAAP Revenue	$ 1,490	$ 1,548	$ 1,605	$ 1,479	96%	0%

Non-GAAP Operating Margin	23.1%	25.2%	27.3%	23.6%	94%	70%

Net New Bookings	$ 235.6	$ 362.5	$ 398.8	$ 303.8	84%	84%

MBO	0%	100%	150%	100%	100%	100%

			STIP Funding % - Original Targets			61%

In light of the impact of COVID-19, the Company announced adjusted guidance for the second half of fiscal 2020 in May 2020.

In its evaluation of the Company’s fiscal 2020 Company performance and the resulting STIP payout, the Compensation Committee took the following factors into account:

◾

The strength of the Company’s performance through the first half of the year, prior to the impact of COVID-19, as evidenced by revenue and operating margin results for the year exceeding or falling within high-end of Company’s guidance set at the beginning of the year, and net new bookings for the year exceeding the management plan established at the beginning of the year.

◾

The resilience of the Company’s performance in the second half of the year, after experiencing the impact of COVID-19, as evidenced by revenue and operating margin results exceeding or falling within high-end of the revised guidance, that was announced in May 2020.

◾	Management’s continued focus and success in executing on the Company’s key strategic initiatives through the pandemic during the second half of the year, including:

○	Investing in and accelerating strategic areas to drive increased future organic growth (e.g. innovation activities, DAX, cloud transition for ARR growth) and maximize future potential from market trends driven by COVID-19 (e.g. cloud, mobility, and productivity).

○	The decision to continue with and accelerate investments that reduced our operating margin while also carefully managing expenses, including:

ª	Completion of comprehensive DAX go to market and pricing strategy which we expect will yield incremental bookings in fiscal 2021;

ª	Completion of sales enablement investment in the second half of fiscal 2020 to accelerate ARR in fiscal 2020 and which we expect will yield revenue and cash flow in fiscal 2021;

39	2021 Proxy Statement

Compensation Discussion and Analysis

ª	Acceleration of emerging business lines cloud ARR by accelerating and focusing on conversion of existing customer base which had a negative impact on fiscal 2020 revenue, but improves the Company’s future recurring revenue; and

ª	Achievement of operating expense reduction with impact in fiscal 2020 and beyond including deferral of merit, selective hiring and limited discretionary spending.

○	Workplace culture transformation, with a strong focus on supporting employees and job preservation resulting in no positions eliminated as a result of COVID-19.

○	Release of our inaugural ESG report and subsequent engagement of investors and customers to help in building credibility and loyalty in this area.

◾

The positive impact on the Company’s culture that would result if the Compensation Committee were to allocate funding of STIP for the corporate function and the business segments (and all employees including NEOs) uniformly, given the unprecedented year and employees’ impressive achievements in challenging circumstances.

◾

The Company’s strong stock price performance throughout fiscal 2020, and in particular in the second half of fiscal 2020, reflecting investor’s confidence in the Company’s management and performance during the pandemic.

○	Nuance achieved total shareholder returns of 134% in the year compared to 0% for the Russell 2000 and 29% for the S&P Software & Services Select Index.

After considering the above factors, the Compensation Committee determined that in order to more appropriately reflect management’s performance for the fiscal year, the STIP payouts should be based on an equal combination of the following two categories:

◾	Results during the first half of fiscal 2020 compared to the plan established at the beginning of the year; and

◾	Results during the second half of fiscal 2020 based upon on our adjusted guidance released in May 2020 that took into account the impact of COVID-19 on the business.

○	In order to determine our adjusted guidance, we assessed the pandemic’s potential short and long-term impacts to our business, analysis provided by an outside consultant, existing company data, hospital capacities, and COVID-19 infection rates.

○	While it was impossible to fully predict the pandemic’s impact to our business when updating our guidance given the uncertainty about the duration of the crisis, the magnitude of the impact across our markets, and the pace of recovery, we communicated guidance that we believe accurately reflected the circumstances at the time.

○	We then aligned the targets in the revised annual incentive plan for the second half of fiscal 2020 to the mid-point of this guidance. To accommodate for the unknowns in our projections given the unknowns of the pandemic, we capped the second half of fiscal 2020 payout percentage at 100% for each financial metric, so that there would be no payout benefit for results that may have in part come from a faster recovery than assumed in our updated guidance, despite the Company’s excellent execution in the second half of the year.

Our performance under this blended approach resulted in 103% total STIP funding, as shown in the tables below. However, given the above adjustments, the Compensation Committee then exercised discretion by reducing the final fiscal 2020 funding for the financial metrics to 100% for all employees, including executive officers. The resulting allocation of funding for financial metrics for each business segment and corporate function was 100%.

Funding achieved for 1st half of fiscal 2020 based on the plan established at the beginning of the year:

Funding Metrics	Threshold	Target	Maximum	H1 Actual Results	% of Achievement	Bonus Funding %

Non-GAAP Revenue	$743.2	$771.8	$800.4	$787.9	102%	130%

Non-GAAP Operating Margin	22.2%	24.2%	26.2%	24.7%	102%	113%

Net New Bookings	$113.9	$175.2	$192.7	$153.7	88%	88%

				H1 STIP Funding %		110%

40	2021 Proxy Statement

Compensation Discussion and Analysis

Funding achieved for 2nd half of fiscal 2020 based on adjusted guidance with a cap of 100% for each financial metric:

Funding Metrics	H2 Threshold	H2 Target	H2 Maximum	H2 Actual Results	% of Achievement	Bonus Funding %

Non-GAAP Revenue	$632.7	$657.1	$681.5	$691.3	105%	100%

Non-GAAP Operating Margin	20.3%	22.1%	23.9%	22.4%	101%	100%

Net New Bookings	$105.6	$162.4	$178.7	$150.1	92%	92%

				H2 STIP Funding %		97%

Full-year funding achieved based on combination of above:

To determine funding of the portion of the bonus based on Company performance, performance was equally weighted for the first half and the second half of year in determining overall achievement. MBOs were funded at 100% and individual performance was assessed (as described below) for allocations.

Funding Metrics	Threshold	Target – Combined (1H +2H)	Maximum	Actual Results	% of Achievement	Bonus Funding %

Non-GAAP Revenue	$1,375.9	$1,428.9	$1,481.9	$1,479.2	104%	115%

Non-GAAP Operating Margin	21.3%	23.2%	25.2%	23.6%	102%	106%

Net New Bookings	$219.5	$337.6	$371.4	$303.8	90%	90%

MBO	0%	100%	150%	100%	100%	100%

				STIP Funding %		103%

			Compensation Committee Discretion			(3%)

			Final Fiscal 2020 STIP Funding %			100%

As noted above, given the above adjustments, the Compensation Committee reduced the final fiscal 2020 funding for the financial metrics to 100% for all employees, including executive officers. The resulting allocation to individuals of the funding for financial metrics for each business segment and corporate function was 100%.

Fiscal 2020 NEO STIP Payout

Individual awards under the STIP are determined by multiplying each executive’s target annual bonus by the percentage of the Company financial performance (weighted at 80%) and the percentage of MBOs achieved (weighted at 20%).The actual bonus payments to our NEOs for fiscal 2020 were as follows:

Named Executive Officers	Target Bonus ($)	Financial Achievement (%)	MBO Achievement (%)	Actual Bonus (1) ($)	Actual Bonus (shares)	Bonus Payout %
		80% Weighting	20% Weighting

Mark Benjamin	$1,200,000	100%	100%	$1,200,000	29,034	100%

Daniel Tempesta	$375,000	100%	100%	$375,000	9,073	100%

Robert Dahdah	$375,000	100%	100%	$375,000	9,073	100%

Joseph Petro	$375,000	100%	100%	$375,000	9,073	100%

Robert Weideman	$375,000	100%	100%	$375,000	9,073	100%

(1)

The amount shown in this column was paid in the form of RSUs with an equal value based on the closing price of our common stock on November 20, 2020, or $41.33 per share, which was the date the Compensation Committee approved the fiscal 2020 bonuses. These RSU awards vested in full on December 4, 2020.

41	2021 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2020 Management Based Objectives

The CEO’s strategic MBO goals were established by the Compensation Committee at the beginning of fiscal 2020 and communicated to him. There is a rigorous process in place to ensure fair and independent assessment of the CEO’s performance. As illustrated below, this process includes quarterly self-evaluations, quarterly Compensation Committee review, and a live discussion where the Board provides an overview of the CEO’s annual performance against the MBOs and resulting earned compensation.

Rigorous MBO Performance Review Process

1. CEO Self Evaluation: The CEO completes self-evaluations quarterly on his performance against his MBO goals

2. Board Review of Self Evaluation: The Board annually reviews the CEO’s self-evaluations

3.  Live Discussion: In an annual executive session of the Board, the directors share with the CEO all factors that went into their determination of MBO performance, including the aforementioned self evaluation among other factors

For all other NEOs, our CEO established the MBO goals at the beginning of the fiscal year and set goals that would align the focus of each executive with the strategic transformation plan for the Company. Each NEO has established MBOs that align and focus the executive on the successful execution of key strategic initiatives, cost saving improvements and human capital management priorities. In establishing the MBOs, our CEO reviewed the MBOs with each NEO, and considered input from the respective NEO. At the end of the fiscal year, our CEO assessed the performance of each NEO and presented his recommendations on each NEO’s individual MBO performance to the Compensation Committee for approval. All MBOs are aligned with our Company-wide priorities which are detailed below.

Nuance Company Wide Priorities for Fiscal 2020

Execution

Successfully execute on strategic transformation initiatives

Leadership

Establish, develop and retain a strong and qualified team with a focus on succession planning, improved internal mobility, and building a talent pipeline at all levels of the organization aligned with the company site strategy and fully integrated with our Purpose & Values to foster a strong culture

Operational Efficiency

Increase operational and organizational efficiency through greater collaboration across teams, streamlining processes and focusing on efforts to build accountability and make Nuance easy to do business with internally and externally

Innovation

Enable ability to drive Cloud revenue and ARR growth in fiscal 2020 and beyond (through enhancement of our products, systems, processes, data elements and analysis related to our current, as well as new, unit economic data)

Growth & Customer Loyalty

Execute growth goals by focusing on key verticals, launching new solutions, expanding markets, and leveraging our partner relationships; build customer loyalty and deepen trust by providing a superior and singular Nuance experience

The 2020 MBOs and performance assessments for each NEO are detailed below.

Mr. Benjamin

2020 MBOs for Mr. Benjamin

◾	Successfully execute on strategic transformation initiatives

◾

Execute growth goals by focusing on key verticals, launching new solutions, expanding markets, and leveraging our partner relationships; Build customer loyalty and deepen trust by providing a superior and singular Nuance experience

◾	Enable ability to drive Cloud revenue and ARR growth in fiscal 2020 and beyond

42	2021 Proxy Statement

Compensation Discussion and Analysis

◾

Establish, develop and retain a strong and qualified team with a focus on succession planning, improved internal mobility, and building a talent pipeline at all levels of the organization aligned with our site strategy and fully integrated with our Purpose and Values to foster a strong culture

◾

Increase operational efficiency through greater collaboration across teams, streamlining processes and focusing on efforts to build accountability and make Nuance easy to do business with internally and externally

The Compensation Committee reviewed Mr. Benjamin’s performance against his MBOs, and determined that Mr. Benjamin:

◾	Successfully executed strategic transformation initiatives, including accelerating investments in strategic growth areas.

◾

Drove execution of our business model shift to focus on key growth areas. Completed the transition of the Company’s Healthcare portfolio to cloud solutions and launched DAX, which drove ARR in the fiscal year and positioned the company to drive recurring subscription revenues. Played a key role in the launch of Enterprise solutions, including Gatekeeper and MIX.

◾

Led Nuance’s culture transformation by instituting Company-wide Values and integrating them into how we conduct business every day, invested in talent, and increased communications with employees, which was specifically effective in leading the Company and supporting employees during the pandemic, with employee engagement and overall employee sentiment reaching all-time Company highs and the Company achieving multiple external recognitions as an Employer of Choice.

◾

Completed a comprehensive review of succession and business continuity plans to ensure organizational sustainability and future scalability with emphasis on developing high-potential employees and building the pipeline with diverse talent at all levels.

◾	Proactively engaged shareholders and analysts with transparent dialogue. Effectively established and messaged Nuance’s ESG priorities and progress through publication of inaugural ESG report.

◾	Drove increased operational and organizational efficiency by streamlining processes and implementing technology solutions to drive accountability and transparency through internal business operations.

Based on this review, the Board and Compensation Committee determined Mr. Benjamin earned 100% of the MBO portion of his annual STIP award.

Mr. Tempesta

2020 MBOs for Mr. Tempesta

◾	Successfully execute on strategic transformation initiatives

◾	Enable ability to drive Cloud revenue and ARR growth in fiscal 2020 and beyond

◾

Establish, develop and retain a strong and qualified team with a focus on succession planning, improved internal mobility, and building a talent pipeline at all levels of the organization aligned with our site strategy and fully integrated with our Purpose and Values to foster a strong culture

◾

Increase operational efficiency through greater collaboration across teams, streamlining processes and focusing on efforts to build accountability and make Nuance easy to do business with internally and externally

The CEO and the Compensation Committee reviewed Mr. Tempesta’s performance against his MBOs, and determined that Mr. Tempesta:

◾	Defined and managed rebalancing of resources across the Company to enable investment into key priorities that will drive growth in the future.

◾	Proactively engaged shareholders and analysts with transparent dialogue in partnership with CEO. Renewed and built new relationships with investors.

43	2021 Proxy Statement

Compensation Discussion and Analysis

◾

Completed a comprehensive review of succession and business continuity plans to ensure organizational sustainability and future scalability with an emphasis on developing high-potential employees and building the pipeline with diverse talent at all levels.

◾

In collaboration with other members of the leadership team, completed a comprehensive global site strategy, legal entity and real estate portfolio review. Reduced fragmentation and costs overall by closing and/or optimizing small and underutilized sites, and entities.

Based on this review, the Compensation Committee upon the recommendation of the CEO, determined that Mr. Tempesta earned 100% of the MBO portion of his annual STIP award.

Mr. Dahdah

2020 MBOs for Mr. Dahdah

◾	Successfully execute on strategic transformation initiatives

◾

Execute growth goals by focusing on key verticals, launching new solutions, expanding markets, and leveraging our partner relationships; Build customer loyalty and deepen trust by providing a superior and singular Nuance experience

◾	Enable ability to drive Cloud revenue and ARR growth in fiscal 2020 and beyond

◾

Establish, develop and retain a strong and qualified team with a focus on succession planning, improved internal mobility, and building a talent pipeline at all levels of the organization aligned with our site strategy and fully integrated with our Purpose and Values to foster a strong culture

◾

Increase operational efficiency through greater collaboration across teams, streamlining processes and focusing on efforts to build accountability and make Nuance easy to do business with internally and externally

The CEO and the Compensation Committee reviewed Mr. Dahdah’s performance against his MBOs, and determined that Mr. Dahdah:

◾	Successfully executed the launch of DAX commercially, key international and US market expansion, and integrated and aligned sales and marketing to drive positive outcomes.

◾

Implemented changes to enable growth, including: the integration and alignment of sales and marketing organizations, new measurement systems, and redesign of compensation plans to simplify, improve focus, and accelerate results.

◾

Completed a comprehensive review of succession and business continuity plans to ensure organizational sustainability and future scalability with emphasis on developing high-potential employees and building the pipeline with diverse talent at all levels.

◾

In collaboration with the other members of the leadership team, completed a comprehensive global site strategy, legal entity and real estate portfolio review. Reduced fragmentation and costs overall by closing and/or optimizing small and underutilized sites, and entities.

Based on this review, the Compensation Committee, upon the recommendation of the CEO, determined that Mr. Dahdah earned 100%% of the MBO portion of his annual STIP award.

Mr. Petro

2020 MBOs for Mr. Petro

◾	Successfully execute on strategic transformation initiatives

◾

Execute growth goals by focusing on key verticals, launching new solutions, expanding markets, and leveraging our partner relationships; Build customer loyalty and deepen trust by providing a superior and singular Nuance experience

44	2021 Proxy Statement

Compensation Discussion and Analysis

◾	Enable ability to drive Cloud revenue and ARR growth in fiscal 2020 and beyond. Deliver next generation Central Research platform. Deliver solutions that will enable customers with automation

◾

Establish, develop and retain strong and qualified team with a focus on succession planning, improved internal mobility, and building a talent pipeline at all levels of the organization aligned with our company site strategy and fully integrated with our Purpose and Values to foster a strong culture

◾

Increase operational efficiency through greater collaboration across teams, streamlining processes and focusing on efforts to build accountability and make Nuance easy to do business with internally and externally

The CEO and the Compensation Committee reviewed Mr. Petro’s performance against his MBOs, and determined that Mr. Petro:

◾

Successfully executed key strategic priorities, including: the delivery of numerous new cloud-based products for key Enterprise solutions, Gatekeeper and MIX, and multiple new DMO international cloud instantiations.

◾	Launched DAX for Healthcare and met or exceeded key roadmap milestones.

◾

Completed a comprehensive review of succession and business continuity plans to ensure organizational sustainability and future scalability with emphasis on developing high-potential employees and building the pipeline with diverse talent at all levels.

◾

In collaboration with other members of the leadership team, completed a comprehensive global site strategy, legal entity and real estate portfolio review. Reduced fragmentation and costs overall by closing and/or optimizing small and underutilized sites, and entities.

Based on this review, the Compensation Committee, upon the recommendation of the CEO, determined Mr. Petro earned 100% of the MBO portion of his annual STIP award.

Mr. Weideman

2020 MBOs for Mr. Weideman

◾	Successfully execute on strategic transformation initiatives

◾	Enable ability to drive Cloud revenue and ARR growth in fiscal 2020 and beyond

◾

Establish, develop and retain a strong and qualified team with a focus on succession planning, improved internal mobility, and building a talent pipeline at all levels of the organization aligned with our site strategy and fully integrated with our Purpose and Values to foster a strong culture

◾

Increase operational efficiency through greater collaboration across teams, streamlining processes and focusing on efforts to build accountability and make Nuance easy to do business with internally and externally

The CEO and the Compensation Committee reviewed Mr. Weideman’s performance executing against his MBOs, and determined that Mr. Weideman:

◾

Built customer loyalty by delivering on key customer satisfaction drivers, including a highly differentiated customer experience. Enabled international growth by expanding and building strong partner relationships.

◾	Successfully deployed key products to enable customers and drive future growth, including MIX and Gatekeeper.

◾

Completed a comprehensive review of succession and business continuity plans to ensure organizational sustainability and future scalability with emphasis on developing high-potential employees and building the pipeline with diverse talent at all levels.

◾

In collaboration with other members of the leadership team, completed a comprehensive global site strategy, legal entity and real estate portfolio review. Reduced fragmentation and costs overall by closing and/or optimizing small and underutilized sites, and entities.

45	2021 Proxy Statement

Compensation Discussion and Analysis

Based on the review, the Compensation Committee, upon the recommendation of the CEO, determined that Mr. Weideman earned 100% of the MBO portion of his annual STIP award.

Long-Term Incentive Compensation

Long-term incentive (LTI) compensation is used to incentivize strong sustained financial performance and to encourage retention by providing NEOs with equity ownership interests that vest over multiple years. We believe a focus on long-term Company performance also discourages employees from taking actions that focus only on our short-term success. The Compensation Committee believes that granting a mix of both time-based and performance-based equity awards enhances our ability to retain our executive officers by providing a portion of their long-term incentive compensation opportunity in the form of full value equity awards that will vest if they remain employed and a portion that will be earned if performance vesting conditions are satisfied and they remain employed through the performance period.

LTI Changes for Fiscal 2020

◾	CEO LTI award mix increased to 60% PSUs / 40% RSUs from 50% PSUs / 50% RSUs

◾	Other NEOs LTI award mix remained at 50% PSUs / 50% RSUs

In fiscal 2020 for our CEO, 60% of the long-term incentive compensation was in form of PSUs and 40% in the form of RSUs and, for our NEOs 50% was in the form of PSUs and 50% in the form of RSUs, in each case, determined based on the nominal number of shares underlying the award as of the grant date and assuming target performance for PSUs.

An illustration of the fiscal 2020 LTI Plan design is below:

Relative TSR Payout scale has interpolation between payout levels

LTI Awards for Fiscal 2020

At its November 2019 meeting, the Compensation Committee approved awards of RSUs and PSUs for all NEOs for fiscal 2020. The RSUs vest ratably over three years. The PSUs for fiscal 2020 are earned based on the Company’s TSR as compared against the S&P Software & Services Industry index over a three-year performance period commencing November 5, 2019 and ending November 5, 2022. The awards have a threshold payout of 50% at the 25th percentile, target payout of 100% at the 50th percentile and maximum payout opportunity of 200% at the 75th percentile, with linear interpolation in between performance levels. Payout is capped at 100% in the event TSR is negative. The CEO and other NEOs were granted the following 2020 LTI awards:

Named Executive Officers	RSU Value (1)	PSU Value (1)	Total

Mark Benjamin	$3,200,000	$4,800,000	$8,000,000

Daniel Tempesta	$1,375,000	$1,375,000	$2,750,000

Robert Dahdah	$1,050,000	$1,050,000	$2,100,000

Joseph Petro	$1,175,000	$1,175,000	$2,350,000

Robert Weideman	$1,250,000	$1,250,000	$2,500,000

46	2021 Proxy Statement

Compensation Discussion and Analysis

(1)

The Compensation Committee approved the value authorized to be delivered with respect to the awards listed in the table above, and the number of shares underlying each award (with PSUs determined based on target) was determined by dividing that value by $15.59, the 30-trading day average closing price leading up to and including the grant date as quoted on Nasdaq. The grant date value fair of the RSU awards, as presented in the Summary Compensation Table, is $16.224 per RSU, the closing stock price on the date of grant. As a result of the performance conditions associated with the PSU awards and the opportunity for a participant to earn up to 200% of the target award, the grant date fair value under the accounting rules for the PSUs is approximately 37% higher than for the RSUs. The grant date fair value of the PSU awards is $22.159 per PSU, which was determined using a Monte Carlo simulation model.

Fiscal 2020 Equity Award Outcomes

As discussed in last year’s proxy, in 2018, the Compensation Committee established performance measures and targets for certain outstanding PSUs that were authorized by the Compensation Committee in previous fiscal years but did not have performance targets established. The Compensation Committee chose relative TSR as the performance measure for the PSUs granted in previous years, to be measured over the original one-year and two-year performance periods for the awards. The maximum payout opportunity was 150% of target shares.

The Compensation Committee certified achievement of the performance measures related to PSU awards for Messrs. Tempesta, Petro and Weideman that were eligible to be earned and vest based on one-year relative TSR as compared to the S&P Software & Services Select Industry Index for the period November 6, 2018 to November 6, 2019. Awards subject to the 1-year relative TSR metric had the opportunity to achieve 50% payout at the 25th percentile, 100% payout at 50th percentile and 150% payout at 75th percentile, with linear interpolation between performance levels. Payout is capped at 100% if the absolute TSR is negative at the end of the performance period.

Our one-year relative TSR for the performance period was 6.7% and ranked at the 34th percentile of the Index Group. As a result, and as shown in the chart above, the payout was 68.09%.

1-year TSR Award Outcome—Assessed November 6, 2019

Name	Relative TSR Ranking Target	Relative TSR Ranking	PSUs at Target (Shares)	% of Achievement	Final PSU Payout (Shares)

Daniel Tempesta			58,332	68.09%	39,718

Joseph Petro	50th percentile	34th percentile	49,887	68.09%	33,968

Robert Weideman			58,332	68.09%	39,718

Other Compensation-Related Information

Compensation Risk Assessment

The Compensation Committee conducted its annual review in November 2020 of Nuance’s compensation philosophy and strategy, and as part of this review, assessed compensation-related risks. The Compensation Committee reviews the Company’s compensation programs for executives and employees, including both short-term compensation and long-term equity-based incentive awards. We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage our employees, including our executive officers, to take or assume unreasonable risk.

Compensation Recovery Policy (“Clawback”)

We maintain a compensation recovery (“clawback”) policy which provides that, in the event that we are required to prepare an accounting restatement, we may recover from any executive officer any incentive compensation erroneously paid or awarded in excess of what would have been paid under the accounting restatement. This policy covers the three-year period preceding the date on which we are required to prepare the accounting restatement.

47	2021 Proxy Statement

Compensation Discussion and Analysis

Derivatives Trading, Hedging and Pledging Policies

We maintain an insider trading policy that applies to all of our employees worldwide, including our executive officers, and members our Board. The policy prohibits short sales and prohibits our employees from engaging in any transaction in publicly-traded options and derivatives on our stock. This policy also prohibits our employees from trading our stock on margin (i.e., borrowing money from a brokerage firm, bank or other entity in order to buy our stock).

Retirement, Welfare and Personal Benefits

We offer our United States employees, including our executive officers, comprehensive health and welfare programs including medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment protection. In addition, we offer a Section 401(k) plan and employee stock purchase plan.

In 2019, the Company implemented the Nuance Cares program, pursuant to which the Nuance Foundation, a non-profit foundation affiliated with the Company, matches eligible charitable contributions up to $1,000 made by our employees and up to $20,000 for our non-employee directors, CEO and SVP level and above employees that are direct reports to our CEO, including our executive officers.

We provide our executive officers, including our NEOs, with certain perquisites and personal benefits, as described in the table below, the incremental costs to us of which are reflected in the Summary Compensation Table below. The Compensation Committee believes these personal benefits are reasonable and consistent with our overall executive compensation program because they better enable us to attract and retain superior individuals for our key executive positions. In addition, certain of these personal benefits are provided to ensure our executive officers’ health and financial affairs are taken care of in a manner that enables them to focus their full attention on their respective positions. To help ensure business continuity during the COVID-19 pandemic, the executive team and their household family members were asked by the Company to quarantine at home for a number of weeks beginning in early March. The Company engaged a vendor to deliver groceries and other household items to the executives during this time. The executives paid for their respective items; values included in the Summary Compensation Table below range from $500-$1,700 and represent the costs associated with the delivery service, which were paid by the Company.

The Compensation Committee reviews and approves the personal benefits provided to our executive officers on an annual basis.

Enhanced welfare benefits and other personal benefits provided to our CEO and other executive officers for fiscal 2020 (other than the delivery benefits described above) are as follows:

Enhanced Wellness Benefit	Term Life Insurance Policy	Charitable Contribution Match	Enhanced Long- Term Disability Coverage	Personal Aircraft Use (1)	Tax, Financial Planning and Legal Expense Reimbursement

Coverage of enhanced Executive physical examination	$500,000 term life policy, subject to medical clearance	Company match of up to $20,000 for eligible charitable contributions	Coverage of 60% of eligible earnings capped at a maximum benefit of $18,500 per month

CEO: Available for personal use as approved by the Board.

Other Executive Officers: Generally only business travel but family members may accompany executive officer on business travel with CEO approval and, in limited cases, the CEO may approve other personal aircraft use.

$15,000 per calendar year benefit

48	2021 Proxy Statement

Compensation Discussion and Analysis

(1)

To increase the number of in-person meetings with our customers, as well as to reduce the physical strain of heavy travel schedules, we own a corporate aircraft and also lease a charter aircraft from time to time for business-related travel. The Compensation Committee has adopted a policy governing the use of the corporate aircraft, which states that the corporate aircraft must primarily be used for business travel and can be used on a limited basis for personal use. Specifically, the policy permits the corporate aircraft to be available for the personal use of our CEO for his protection and the protection of our assets, to reduce his travel time and allow him to devote more time to work duties. The CEO can also approve personal use of the aircraft by others for commuting between home and Company office locations and for other personal travel and does so to reduce travel time and allow more time for work duties for the other NEOs and other key employees.

Post-Employment Compensation

The Compensation Committee has approved agreements with our CEO and certain other executive officers, including each of the other NEOs, which provide for certain payments and benefits upon certain specified terminations of employment, including certain specified terminations of employment following a change of control of the Company. In exchange for these payments and benefits, each executive officer must release the Company from any claims relating to his or her employment and termination of employment.

We believe that these protections are necessary to help motivate and retain our executive officers and, in some cases, helped induce them to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these protections will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize shareholder value when analyzing a potential transaction that could involve a change of control of the Company.

Further details of these agreements are outlined in the narrative following the “Potential Payments upon Termination or Change of Control” table further in this proxy.

Equity Granting Policy

We grant equity awards to select new hires on a quarterly basis, generally the second month in the quarter. We grant equity awards to select employees in two annual cycles in the first and fourth quarter of the fiscal year.

Equity awards are granted as payment for annual bonuses for certain of our employees, including our named executive officers, in lieu of paying cash for a portion of our employees. Awards are granted promptly following the final determination of achievement and payout levels by the Compensation Committee. Awards are granted and vest shortly thereafter.

The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the Company based on equity award grant dates.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain executive officers that is more than $1 million. The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing the Company’s executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers and other key employees that are important to the Company’s success. Accordingly, the Compensation Committee, in its judgment, may authorize and has authorized compensation payments that are limited as to tax deductibility.

49	2021 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its review and discussion with management, the Compensation Committee, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The Compensation Committee:

Sanjay Vaswani, Chairman

Thomas Ebling

Laura Kaiser

50	2021 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2020 Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to the NEOs during fiscal 2020, and if applicable fiscal 2019 and fiscal 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)	Total ($)

Mark Benjamin	2020	$800,000	—	$10,150,040	$1,200,000	$28,967	$12,179,007
CEO (1)	2019	800,000	—	9,768,924	1,236,960	776,299	12,582,183
	2018	338,462	850,000	13,222,752	—	138,946	14,550,160

Daniel Tempesta	2020	$500,000	—	$3,384,383	$375,000	$28,578	$4,287,961
Executive Vice President and CFO	2019	493,750	—	6,002,626	371,550	32,779	6,900,705
	2018	436,538	—	3,296,095	317,250	12,677	4,062,560

Robert Dahdah	2020	$498,750	$300,000	$2,584,443	$375,000	$18,054	$3,776,247
Executive Vice President Chief Revenue Officer (2)(3)

Joseph Petro	2020	$500,000	—	$2,892,121	$375,000	$16,213	$3,783,334
Executive Vice President Chief Technology Officer (3)	2019	500,000	—	4,875,939	394,050	8,586	5,778,575

Robert Weideman	2020	$500,000	—	$3,076,743	$375,000	$14,461	$3,966,204
Executive Vice President	2019	500,000	—	5,578,501	315,000	4,928	6,398,429
GM, Enterprise Division	2018	500,000	—	4,126,655	352,500	1,742	4,980,897

(1)

Mr. Benjamin commenced employment with us in April 2018. In connection with his commencement of employment, Mr. Benjamin received a one-time signing bonus of $250,000 and, pursuant to his employment agreement, was paid a guaranteed bonus of $600,000 for fiscal 2018 in lieu of an annual bonus for fiscal 2018. The signing bonus and guaranteed bonus are reported in the “Bonus” column for fiscal 2018.

(2)

Mr. Dahdah commenced employment with us in April 2019. In connection with his commencement of employment, Mr. Dahdah received a one-time signing bonus, $300,000 of which was paid on the first anniversary of his date of hire. The signing bonus is reported in the “Bonus” column for fiscal 2020.

(3)	No amounts are reported for fiscal 2018 for Messrs. Dahdah and Petro or for fiscal 2019 for Mr. Dahdah because they were not named executive officers of the Company for those fiscal years.

(4)

The amounts reported represent the grant date fair value of the stock awards granted to Named Executive Officers in each covered fiscal year, as determined in accordance to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The stock awards included in the table for each fiscal year include stock awards that were treated as granted in the fiscal year under FASB ASC Topic 718, even if the stock award was authorized by the Board or Compensation Committee in an earlier fiscal year. The assumptions used to calculate the grant date fair value of the stock awards reported in the Stock Awards column are set forth in Note 17 to the Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for fiscal 2020 filed with the SEC on November 19, 2020.

For PSU awards, the amounts reported are based on the probable outcome of the performance conditions associated with the award. Based on the probable outcome of such performance conditions, the grant date fair value of the 2020 PSU awards is $6,820,762 for Mr. Benjamin, $1,953,848 for Mr. Tempesta, $1,492,032 for Mr. Dahdah, $1,669,658 for Mr. Petro and $1,776,243 for Mr. Weideman and the grant date fair value of the 2019 PSU awards is $5,529,887 for Mr. Benjamin, $3,238,318 for Mr. Tempesta, $2,664,485 for Mr. Petro and $3,065,503 for Mr. Weideman. If we assume that the highest level of performance conditions are achieved with respect to the PSU awards granted (and thus the maximum number of shares that may be issued under the PSUs are issued), the grant date fair value of the fiscal 2020 PSU awards would be: $9,988,435 for Mr. Benjamin, $2,861,246 for Mr. Tempesta, $2,184,956 for Mr. Dahdah, $2,445,075 for Mr. Petro, and $2,601,160 for Mr. Weideman and the grant date fair value of the fiscal 2019 award value PSU awards would be as follows: $8,042,115 for Mr. Benjamin, $4,703,968 for Mr. Tempesta, $4,452,644 for Mr. Petro, and $4,201,319 for Mr. Weideman. The amounts reported in this column do not correspond to the actual value that may ultimately be realized by the Named Executive Officer from his equity awards. Further details on these awards can be found in Fiscal 2020 Grants of Plan-based Awards Table below and in the CD&A above.

51	2021 Proxy Statement

Compensation Discussion and Analysis

(5)

The amounts reported represent fiscal 2020 bonuses paid under our STIP. Messrs. Benjamin, Tempesta, Dahdah, Petro and Weideman received their fiscal 2020 bonus in the form of RSUs, which vested in full on December 4, 2020. The number of RSUs granted was determined using the closing price of our common stock on November 20, 2020, or $41.33 per share.

Name	STIP Value Earned or Paid	Restricted Stock Units Issued	Vesting Date

Mark Benjamin	$1,200,000	29,034	December 4, 2020

Daniel Tempesta	$375,000	9,073	December 4, 2020

Thomas Beaudoin	$375,000	9,073	December 4, 2020

Joseph Petro	$375,000	9,073	December 4, 2020

Robert Weideman	$375,000	9,073	December 4, 2020

52	2021 Proxy Statement

Compensation Discussion and Analysis

All Other Compensation

The following table sets forth a schedule of the amounts included in “All Other Compensation” for fiscal 2020, as presented in the Summary Compensation Table.

Name	Matching 401(k) Contributions	Enhanced Life Insurance and LTD Premiums	Financial Planning Benefit	Aircraft- related Benefit (1)	Executive Wellness Benefit	Home Delivery Services (2)	Fast Start (3)	Charitable Match (4)	Total ($)

Mr. Benjamin	11,400	1,018	6,273	4,810	—	1,466	2,250	1,750	$28,967

Mr. Tempesta	11,592	286	5,000	—	—	1,700	—	10,000	$28,578

Mr. Dahdah	12,823	286	—	—	4,350	595	—	—	$18,054

Mr. Petro	11,400	286	—	—	4,527	—	—	—	$16,213

Mr. Weideman	4,615	286	—	—	4,050	510	—	5,000	$14,461

(1)

The amounts shown reflect the combined value of the Named Executive Officer’s personal use of Company-owned aircraft and amounts paid by the Company for a Named Executive Officer’s personal use of Company-paid private jet service. For personal use of Company-owned aircraft, we value the aggregate incremental cost to the Company using a method that takes into account the cost of fuel, trip-related cabin services, crew travel expenses, on-board catering, landing fees, trip-related hangar parking costs and other variable costs. Since our aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition cost of the aircraft and the cost of maintenance not related to trips. For personal use of Company-paid private jet service, we value the aggregate incremental cost based on the actual cost incurred by the Company for each flight.

(2)

To help ensure business continuity during the COVID-19 pandemic, the executive team and their household family members were asked by the Company to quarantine at home for a number of weeks beginning in early March. The Company engaged a vendor to deliver groceries and other household items to the executives during this time. The executives paid for their respective grocery and household items; the amounts shown represent the costs associated with the delivery service, which were paid by the Company.

(3)	The amounts shown reflect the cost associated with bringing a guest to attend Fast Start, a Company-sponsored annual event recognizing the Company’s top sales achievers.

(4)	The amounts shown reflect matching contribution made by the Nuance Foundation under the Nuance Cares charitable matching program for fiscal 2020.

53	2021 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2020 Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the NEOs during fiscal 2020. The RSU and PSU awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Award Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark Benjamin	STIP	10/1/2019	300,000	1,200,000	1,800,000
	RSU	11/5/2019							205,207	3,329,278
	PSU	11/5/2019				153,905	307,810	615,620		6,820,762

Daniel Tempesta	STIP	10/1/2019	93,750	375,000	562,500
	RSU	11/5/2019							88,174	1,430,535
	PSU	11/5/2019				44,087	88,174	176,348		1,953,848

Robert Dahdah	STIP	10/1/2019	93,750	375,000	562,500
	RSU	11/5/2019							67,333	1,092,411
	PSU	11/5/2019				33,667	67,333	134,666		1,492,032

Joseph Petro	STIP	10/1/2019	93,750	375,000	562,500
	RSU	11/5/2019							75,349	1,222,462
	PSU	11/5/2019				37,674	75,349	150,698		1,669,658

Robert Weideman	STIP	10/1/2019	93,750	375,000	562,500
	RSU	11/5/2019							80,159	1,300,500
	PSU	11/5/2019				40,080	80,159	160,318		1,776,243

Type of Award:

STIP = Short Term Incentive Plan

RSU = Restricted Stock Unit

PSU = Performance Stock Unit tied to 3-Year cliff vest TSR as compared to Software & Select Services Index

(1)

The Company’s practice is to pay annual bonuses under the STIP in the form of RSUs, which may be subject to additional vesting requirements, as determined by the Compensation Committee. The amounts reported in the “Threshold,” “Target” and “Maximum” columns represent the amounts that would be payable under the STIP assuming achievement of performance targets at threshold, target and maximum performance levels. The actual amount paid to each NEO under the STIP with respect to fiscal 2020 was determined based upon the final assessment of achievement of the performance targets for the fiscal year. The actual bonus payments to each NEO and the form of payment are disclosed in the CD&A above.

(2)

Represents the threshold, target and maximum number of shares that may be earned with respect PSUs granted in fiscal 2020, which are eligible to be earned and vest based on our relative TSR over a three-year performance period.

(3)

The amounts reported represent the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and, for PSUs, based on probable outcome of the performance conditions associated with the awards . See footnote (4) to the Summary Compensation Table for more information about the values shown here and the maximum grant date fair values associated with PSUs. The amounts reported in this column do not correspond to the actual value that may ultimately be realized by the NEO from his equity awards.

Narrative Disclosure to the Fiscal 2020 Summary Compensation Table and Fiscal 2020 Grants of Plan-Based Awards Table

For a description of Mr. Benjamin’s employment agreement, see “Potential Payments upon Termination or Change in Control” and “Employment Agreement with Mr. Benjamin” below.

54	2021 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth all outstanding equity awards held by each NEO as of September 30, 2020. The equity awards were all in the form of RSUs and PSUs. None of the NEOs held options at September 30, 2020. For purposes of valuing the outstanding awards, the amounts below are based on a per share price of $33.19 for the Common Stock, which was the closing market price of the Common Stock as reported on the Nasdaq on September 30, 2020, the last day of the fiscal year.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU or PSU then held. the share numbers presented in the table below are adjusted to account for the spin-off.

Name	Authorization Date	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Type of Award	Equity Incentive Plan Awards: Number of Unearned Shares, or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark Benjamin	May 7, 2018	RSU	82,516	(1)	$2,738,706	PSU	382,966	(6)	$12,710,642
	November 6, 2018	RSU	181,409	(2)	6,020,965	PSU	272,114	(7)	9,031,464
	April 11, 2019	RSU	45,138	(1)	1,498,130
	November 5, 2019	RSU	205,207	(4)	6,810,820	PSU	307,810	(8)	10,216,214
	Total		514,270		$17,068,621		962,890		$31,958,319

Daniel Tempesta	December 29, 2017					PSU Legacy	29,166	(9)	$968,020
	November 6, 2018	RSU	62,358	(2)	2,069,662	PSU	93,538	(7)	3,104,526
	November 6, 2018	RSU Transition	62,670	(3)	2,080,017
	November 5, 2019	RSU	88,174	(4)	2,926,495	PSU	88,174	(8)	2,926,495
	Total		213,202		$7,076,174		210,878		$6,999,041

Robert Dahdah	April 29, 2019	RSU	125,407	(5)	$4,162,258
	November 5, 2019	RSU	67,333	(4)	2,234,782	PSU	67,333	(8)	2,234,782
	Total		192,740		$6,397,041		67,333		$2,234,782

Joseph Petro	November 6, 2018	RSU	49,887	(2)	$1,655,750	PSU	74,831	(7)	$2,483,641
	November 6, 2018	RSU Transition	74,831	(3)	2,483,641	PSU Transition	24,943	(10)	827,858
	November 5, 2019	RSU	75,349	(4)	2,500,833	PSU	75,349	(8)	2,500,833
	Total		200,067		$6,640,224		175,123		$5,812,332

Robert Weideman	December 29, 2017					PSU Legacy	29,166	(9)	$968,020
	November 6, 2018	RSU	56,690	(2)	1,881,541	PSU	85,035	(7)	2,822,312
	November 6, 2018	RSU Transition	56,973	(3)	1,890,934
	November 5, 2019	RSU	80,159	(4)	2,660,477	PSU	80,159	(8)	2,660,477
	Total		193,822		$6,432,952		194,360		$6,450,808

(1)	Represents an RSU award that is scheduled to vest on April 23, 2021, generally subject to the named executive officer’s continued employment through such vesting date.

(2)

Represents an RSU award that is scheduled to vest in two equal installments on November 6, 2020 and November 6, 2021, generally subject to the named executive officer’s continued employment through the applicable vesting date.

(3)

Represents an RSU transition award that is scheduled to vest on November 6, 2020, generally subject to the named executive officer’s continued employment through such vesting date. The RSU transition award was granted in connection with our transition from PSUs that were eligible to be earned and vest on an annual basis to PSUs that are eligible to be earned and vest based on a three-year performance period.

(4)

Represents an RSU award that is scheduled to vest in three equal installments on November 5, 2020, November 5, 2021 and November 5, 2022, generally subject to the named executive officer’s continued employment through the applicable vesting date.

55	2021 Proxy Statement

Compensation Discussion and Analysis

(5)

Represents an RSU award Mr. Dahdah received upon joining the Company on April 29, 2019, which is scheduled to vest with respect to 105,849 RSUs on April 29, 2021 and with respect to the remaining 19,558 RSUs on April 29, 2022, generally subject to his continued employment through the applicable vesting date.

(6)

Represents a PSU award (reported at target levels of performance) that will be eligible to vest, to the extent earned, at the end of a three-year performance period on April 23, 2021, generally subject to the named executive officer’s continued employment through such vesting date. The PSUs are eligible to be earned and vest based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index. The payout ranges from 50% to 200% of target, with payout capped at 100% of target if the absolute TSR is negative at the end of the performance period.

(7)

Represents a PSU award (reported at target levels of performance) that will be eligible to vest, to the extent earned, at the end of a three-year performance period on November 6, 2021, generally subject to the named executive officer’s continued employment through such vesting date. The PSUs are eligible to be earned and vest based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index. The payout ranges from 50% to 200% of target, with payout capped at 100% of target if the absolute TSR is negative at the end of the performance period.

(8)

Represents a PSU award (reported at target levels of performance) that will be eligible to vest, to the extent earned, at the end of a three-year performance period on November 5, 2022, generally subject to the named executive officer’s continued employment through such vesting date. The PSUs are eligible to be earned and vest based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index. The payout ranges from 50% to 200% of target, with payout capped at 100% of target if the absolute TSR is negative at the end of the performance period.

(9)

Represents a PSU award (reported at target levels of performance) that was eligible to vest, to the extent earned, at the end of a two-year performance period on November 6, 2020, generally subject to the named executive officer’s continued employment through such vesting date. These awards had a payout scale of 0%-150% based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index.

(10)

Represents a PSU transition award (reported at target levels of performance) that was eligible to vest, to the extent earned, based on relative TSR over a two-year performance period, on November 6, 2020, generally subject to the named executive officer’s continued employment through such vesting date. These awards had a payout scale of 0%-150% based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index. The PSU transition award was granted in connection with our transition from PSUs that were eligible to be earned and vest on an annual basis to PSUs that are eligible to be earned and vest based on a three-year performance period.

56	2021 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2020 Option Exercises and Stock Vested Table

The following table sets forth the stock awards vested, and the value realized upon vesting, by the Named Executive Officers during fiscal 2020.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU or PSU then held. All share numbers presented in the table below are adjusted to account for the spin-off.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Mr. Benjamin	364,639	$6,506,124

Mr. Tempesta	151,864	$3,006,936

Mr. Dahdah	115,588	$2,327,084

Mr. Petro	155,943	$2,579,179

Mr. Weideman	143,037	$2,858,338

(1)

The number of shares vested includes fiscal 2019 annual bonuses that were paid in RSUs and were settled in shares in fiscal 2020 and other shares received in settlement of equity awards that vested in fiscal 2020;

(2)	Value calculated by multiplying the number of shares vesting by the closing price of a share of the Common Stock on the vesting date, less the par value of the shares.

Pension or Nonqualified Deferred Compensation Plans

The Company had no pension plans or nonqualified deferred compensation arrangements in which the NEOs participated during fiscal 2020.

57	2021 Proxy Statement

Compensation Discussion and Analysis

Potential Payments Upon Termination or Change of Control

We have agreements with each of our currently employed Named Executive Officers that provide the payments and benefits described below in connection with certain terminations of their employment, including following a change of control of the Company. To receive any of severance payments and benefits described below, the executive must execute a release of claims in favor of the Company and its affiliates and continue to comply with certain post-termination covenants in favor of the Company and its affiliates. The severance and benefits listed in the table below assume that a qualifying termination of employment and a change in control each occurred on September 30, 2020, the last day of fiscal 2020.

	Event or Circumstances of Termination or Event (1)

Name	Termination without Cause or Good Reason (2)	Termination without Cause or Good Reason in connection with Change of Control (3)	Disability or Death

Mark Benjamin
CEO
Base Salary (4)	$1,600,000	$2,000,000	$—
Target Bonus (5)	1,200,000	2,400,000	—
Pro-Rated Target Bonus (6)	1,200,000	1,200,000	—
Accelerated Equity—RSU (7)	9,517,631	17,068,621	17,068,621
Accelerated Equity—PSU (8)	10,205,128	31,958,319	10,205,128
Benefits Continuation (9)	42,409	42,409	28,273
Total	$23,765,168	$54,669,349	$27,302,022

Daniel Tempesta
CFO
Base Salary (10)	$500,000	$500,000	$—
Target Bonus (11)	—	375,000	—
Pro-Rated Target Bonus (11)	375,000	—	—
Accelerated Equity—RSU (12)	—	7,076,174	7,076,174
Accelerated Equity—PSU (13)	—	6,999,041	—
Benefits Continuation (9)	28,340	28,340	28,340
Total	$903,340	$14,978,555	$7,104,514

Robert Dahdah
CRO
Base Salary (10)	$500,000	$500,000	$—
Target Bonus (11)	—	375,000	—
Pro-Rated Target Bonus (11)	375,000	—	—
Accelerated Equity—RSU (14)	—	6,397,041	6,397,041
Accelerated Equity—PSU (13)	—	2,234,782	—
Benefits Continuation (9)	6,802	6,802	6,802
Total	$881,802	$9,513,625	$6,403,843

Joseph Petro
CTO
Base Salary (10)	$500,000	$500,000	$—
Target Bonus (11)	—	375,000	—
Pro-Rated Target Bonus (11)	375,000	—	—
Accelerated Equity—RSU (14)	—	6,640,224	6,640,224
Accelerated Equity—PSU (13)	—	5,812,332	—
Benefits Continuation (9)	28,340	28,340	28,340
Total	$903,340	$13,355,896	$6,668,564

58	2021 Proxy Statement

Compensation Discussion and Analysis

	Event or Circumstances of Termination or Event (1)

Name	Termination without Cause or Good Reason (2)	Termination without Cause or Good Reason in connection with Change of Control (3)	Disability or Death

Robert Weideman
EVP, Enterprise Division
Base Salary (10)	$500,000	$500,000	$—
Target Bonus (11)	—	375,000	—
Pro-Rated Target Bonus (11)	375,000	—	—
Accelerated Equity—RSU (14)	—	6,432,952	6,432,952
Accelerated Equity—PSU (13)	—	6,450,808	—
Benefits Continuation (9)	18,919	18,919	18,919
Total	$893,919	$13,777,679	$6,451,871

(1)

Equity value is based on the closing stock price of our Common Stock on September 30, 2020 ($33.19), the last trading day of fiscal 2020 and the value for PSUs assume that such awards vest at target levels. The treatment of equity awards is described in more detail below.

(2)	Mr. Benjamin and Mr. Tempesta are the only executives with the ability to receive benefits as a result of voluntary termination for good reason other than in connection with a change of control.

(3)

These benefits would be payable in connection with a termination without cause or good reason resignation within the 12 months following a change of control (or, for Mr. Benjamin, within the three months prior to or 12 months following a change of control).

(4)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive payment of 200% of his base salary if such termination occurred other than in connection with a change of control and payment of 250% of his base salary if such termination occurred in connection with a change of control.

(5)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive payment of 100% of his target annual bonus if such termination occurred other than in connection with a change of control and payment of 200% of his target annual bonus if such termination occurred in connection with a change of control.

(6)	Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive a pro-rated payment of his target annual bonus for the year of termination.

(7)

Upon a termination without cause or good reason, the unvested portion of Mr. Benjamin’s new hire time-based RSU awards, granted in fiscal 2018 and April 2019, would vest in full. Additionally, time-based RSU awards scheduled to vest within the twelve month period following termination would accelerate and vest. Upon a termination without cause or resignation for good reason in connection with a change of control, or by reason of death or disability, all time-based equity awards held by Mr. Benjamin would vest in full.

(8)

Upon a termination without cause or resignation for good reason other than in connection with a change of control, or upon termination for reason of death or disability, a prorated portion of Mr. Benjamin’s PSUs granted in fiscal 2018 would vest based on actual performance achieved as of the date immediately prior to the termination date and prorated based on the portion of the performance period that was completed. The amount listed in the table above assumes target achievement level and is prorated based on the portion of the performance period elapsed through September 30, 2020. Upon termination without cause or resignation for good reason in connection with a change in control, all Mr. Benjamin’s outstanding PSUs would vest in full (without proration) based on actual performance measured through the change in control. The amount listed in the table above assumes target achievement level.

(9)	Amount is based on the cost of COBRA continuation coverage as of September 30, 2020. The COBRA benefits that would be payable to our Named Executive Officers is described below.

(10)

Upon a termination without cause, each of Messrs. Tempesta, Dahdah, Petro and Weideman would receive payment of 100% of his base salary. Mr. Tempesta would receive the same amount upon a resignation for good reason, and Messrs. Dahdah, Petro and Weideman would receive the same amount upon a resignation for good reason in connection with a change of control.

59	2021 Proxy Statement

Compensation Discussion and Analysis

(11)

Upon a termination without cause (other than in connection with a change of control), each of Messrs. Tempesta, Dahdah, Petro and Weideman would receive a pro-rated portion of his target annual bonus. Mr. Tempesta would receive this same amount upon a resignation for good reason other than in connection with a change of control. If such termination occurred in connection with a change of control, each of Messrs. Tempesta, Dahdah, Petro and Weideman would receive 100% of the greater of target annual bonus for the year of termination or the target bonus in effect immediately prior to the change of control. The amounts listed in the table above include each Named Executive Officer’s full target annual bonus for fiscal 2020.

(12)

Upon a termination without cause or resignation for good reason in connection with a change of control, or by reason of death or disability, all time-based equity awards held by Mr. Tempesta would vest in full.

(13)

Upon a termination without cause or resignation for good reason in connection with change of control, all TSR-based performance-based equity awards would vest in full based on actual performance, all non-TSR-based performance-based equity awards that are subject to performance goals for the year in which the change of control occurs would vest at target levels of achievement, and 50% of all non-TSR-based performance-based equity awards that are subject to performance goals for the years following the year in which the change of control occurs would vest at target levels of achievement. All outstanding performance-based equity awards are aligned to TSR metrics as of September 30, 2020.

(14)

Upon a termination without cause other than in connection with a change of control, all time-based equity awards held by Messrs. Dahdah, Petro and Weideman that are scheduled to vest in the fiscal year in which the termination occurs would vest on a prorated basis. No amounts are included in the table above in respect of this prorated vesting because no additional time-based equity awards would be scheduled to vest in the fiscal year of termination, assuming such termination occurs on the last day of the fiscal year. Upon a termination without cause or resignation for good reason in connection with change of control, or upon a termination by reason of death or disability, all time-based equity awards held by Messrs. Dahdah, Petro and Weideman would vest in full.

Employment Agreement with Mr. Benjamin

In connection with Mr. Benjamin’s commencement of employment, on March 19, 2018, the Company and Mr. Benjamin entered into an employment agreement (the “Employment Agreement”) effective as of April 23, 2018. The Employment Agreement has an initial term of four years, renewing automatically thereafter for successive one-year terms, unless either the Company or Mr. Benjamin provides prior notice of non-renewal. The Employment Agreement provides an annual salary of $800,000 and a target annual bonus opportunity of not less than 150% of base salary, subject to the terms of the Company’s annual incentive plan then in effect for Company senior executives. The actual earned annual bonus, if any, payable to Mr. Benjamin for any fiscal year will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved or exceeded, Mr. Benjamin is eligible for equity grants only to the extent determined by the Board or the Compensation Committee.

The Company also agreed to pay Mr. Benjamin certain other benefits, including tax planning services, executive life insurance and long-term disability benefits and an annual physical, all as described in the Employment Agreement.

In addition, Mr. Benjamin is entitled to severance benefits under the Employment Agreement if his employment terminates in certain circumstances. In the event Mr. Benjamin’s employment is terminated by the Company other than for cause, death or disability, or by Mr. Benjamin for good reason, and such termination occurs other than during the period beginning three months before and ending 12 months following a change of control (as such term is defined in the Employment Agreement), Mr. Benjamin will be entitled to receive (i) a lump sum severance payment equal to 200% of his base salary; (ii) a lump sum payment equal to 100% of his target annual bonus for the year of termination; (iii) a pro-rated payment of his target annual bonus for the year of termination based on the percentage of the fiscal year completed; (iv) 12 months’ accelerated vesting of all time-based Company equity awards, other than his new hire time-based RSU awards granted in fiscal 2018 and April 2019, which will fully vest; (v) accelerated vesting of a portion of the initial PSU award, determined by shortening the performance period to the date immediately prior to termination date and vesting a pro-rated portion of the award earned as of that date based on the percentage of the performance period completed; and (vi) continued Company-paid COBRA coverage for 18 months for Mr. Benjamin and his eligible dependents. The accelerated vesting protection for the initial PSU award does not apply to any future PSU awards.

60	2021 Proxy Statement

Compensation Discussion and Analysis

In the event Mr. Benjamin’s employment by the Company is terminated by the Company, other than for cause, death or disability, or by Mr. Benjamin for good reason, and such termination occurs during the period beginning three months before and ending 12 months following a change of control, Mr. Benjamin will instead be entitled to receive (i) a lump sum severance payment equal to 250% of his base salary; (ii) a lump sum payment equal to 200% of his target annual bonus; (iii) a pro-rated payment of his target annual bonus for the year of termination based on the percentage of the fiscal year completed; (iv) full vesting of all time-based Company equity awards he then holds; and (v) continued Company-paid COBRA coverage for 18 months for Mr. Benjamin and his eligible dependents.

In addition, upon a change of control, (i) Mr. Benjamin’s outstanding PSUs that are subject to financial metric performance goals for the fiscal year of the change of control will be converted to time-based RSUs, based on deemed achievement at 100% of targeted performance, which will vest based on his continued service through the end of the remaining original performance period (subject to full vesting upon termination without cause or resignation for good reason); and (ii) Mr. Benjamin’s outstanding PSUs that are subject to relative total shareholder return performance goals will be converted to time-based RSUs, based on actual performance determined as of the change of control, which will vest based on continued service for the remainder of the performance period (subject to full vesting upon termination without cause or resignation for good reason).

If Mr. Benjamin’s employment with the Company terminates because of death or disability, Mr. Benjamin will receive (i) continued Company-paid COBRA coverage for 12 months for Mr. Benjamin and his eligible dependents; (ii) full vesting of all time-based Company equity awards; and (iii) accelerated vesting of the a portion of initial PSU award (but not of any other future PSU awards) determined by shortening the performance period to the date immediately prior to termination and vesting a pro-rated portion of the award earned as of that date, based on the percentage of the performance period completed.

As a condition to receipt of any of the severance payments or benefits under the Employment Agreement, Mr. Benjamin will be required to execute a separation and release of claims agreement in favor of the Company. In connection with his employment, Mr. Benjamin has also entered into the Company’s standard form of confidential information, inventions and noncompetition agreement and the Company’s form of indemnification agreement for officers and directors. Mr. Benjamin’s severance payments and benefits also are generally conditioned on his continuing compliance with the confidential information, inventions and noncompetition agreement.

In November 2020, Mr. Benjamin’s employment agreement was amended to align the treatment of Mr. Benjamin’s outstanding equity awards in the event of his death or disability to the treatment of equity awards in the event of death reflected in awards granted under the 2020 Stock Plan for employees generally, and to clarify the treatment of performance-based equity awards with an operational metric upon a change in control, as follows:

◾

In the event of death or disability, Mr. Benjamin will receive 100% acceleration of outstanding PSUs at target, with the exception of the initial PSU award, which will vest based on the greater of pro-rated vesting of shares earned as of date of termination or 100% acceleration at target. Mr. Benjamin’s agreement, prior to amendment, provided for acceleration of outstanding time-based awards only; and

◾

Upon change of control, added clarifying language for PSUs measured on a financial and/or operational metric to convert to time-based awards at target and to vest over remaining measurement period, or at termination of employment, if Mr. Benjamin’s employment is involuntarily terminated without cause or Mr. Benjamin resigns for good reason. The language was updated to align with the PSUs granted by the Compensation Committee in November 2020 that included an operational metric.

Change of Control and Severance Agreements with Other NEOs

In August 2018, the Company entered into a Change of Control and Severance Agreement with each of our currently employed Named Executive Officers, other than Mr. Benjamin (whose employment agreement is described above). The agreements have an initial three-year term ending on September 30, 2021, renewing automatically thereafter for successive three-year terms, unless the Company or the executive provides timely notice of non-renewal prior to the end of the initial or a succeeding term. If a change of control occurs within the 12 months before the end of a term, the agreement will automatically extend until 12 months following the change of control. In the event an executive’s employment is involuntarily terminated without cause (and not due to

61	2021 Proxy Statement

Compensation Discussion and Analysis

death or disability) other than within 12 months following a change of control of the Company (as those terms are defined in the agreement), the executive will be eligible to receive severance benefits consisting of: (i) 12 months’ base salary, payable in a lump sum; (ii) a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, payable in a lump sum; (iii) vesting of the pro-rated portion of the outstanding time-based Company equity awards that are scheduled to vest in the fiscal year in which the termination occurs; and (iv) 12 months’ Company-paid health insurance continuation coverage under COBRA, subject to the executive timely electing such coverage.

If an executive’s employment is terminated without cause (and not due to death or disability) or executive resigns for good reason within 12 months following a change of control of the Company, the executive will instead be eligible to receive severance benefits consisting of: (i) 12 months’ base salary, payable in a lump sum; (ii) a lump sum payment equal to 100% of the greater of the executive’s annual target bonus for the year of termination or the executive’s target bonus in effect immediately prior to the change of control; (iii) full vesting of all outstanding time-based Company equity awards; and (iv) 12 months’ Company-paid health insurance continuation coverage under COBRA, subject to the executive timely electing such coverage. In addition, upon a change of control of the Company, (a) the executive’s outstanding performance-based equity awards that are subject to performance goals for the fiscal year of the change of control (other than relative TSR performance goals), will convert to time-based equity awards with respect to the number of shares that would vest at 100% of target performance, (b) the executive’s outstanding performance-based equity awards subject to relative TSR performance goals will convert to time-based equity awards with respect to the number of shares that would vest based on actual performance as of the change of control and (c) the executive’s outstanding performance-based equity awards subject to performance goals for fiscal years after the fiscal year of the change of control (other than relative TSR performance goals) will remain subject to their existing terms, except that the executive will receive acceleration of 50% of shares subject to such awards (determined assuming achievement of performance goals at 100% of target) if the executive’s employment is terminated without cause or for good reason during 12 months following a change of control. Performance-based equity awards described in clauses (a) and (b) of the preceding sentence, as so modified, will vest on the last day of the performance period, subject to the executive’s continued service through such date, or upon earlier termination without cause or resignation for good reason. If an executive’s employment with the Company terminates due to death or disability, he or his eligible dependents (as applicable) will be eligible to receive benefits consisting of 12 months’ Company-paid health insurance under COBRA and immediate acceleration of all of his outstanding and unvested time-based equity awards. To receive the foregoing severance payments and benefits, an executive would be required to enter into a separation and release agreement with the Company and continue to comply with his existing confidentiality and restrictive covenant agreements.

In addition to the benefits described above, the agreement with Mr. Tempesta includes certain enhanced severance benefits. Specifically, Mr. Tempesta will be entitled to receive severance benefits upon resignation for good reason regardless of whether such resignation occurs within the 12 months following a change in control.

In November 2020, the Change of Control and Severance Agreement with each of our named executive officers, other than Mr. Benjamin, were amended as follows:

◾

In the event of involuntary termination of employment without cause, 100% of outstanding time-based awards that were scheduled to vest 12 months from the date of termination will accelerate and vest. Prior to this amendment, our NEOs would receive a pro-rata acceleration of awards vesting in-fiscal year only. This amendment was to align the benefit with the methodology adopted in fiscal 2019 of vesting awards on grant date anniversaries instead of on fiscal year ends;

◾

In the event of a termination of employment due to the death or disability of the executive, 100% of outstanding PSUs will accelerate and vest at target. Prior to this amendment, the NEOs’ agreements provided for acceleration of outstanding time-based awards only; and

◾

Upon change of control, PSUs measured on a financial and/or operational metric will convert to time-based at target and vest over remaining measurement period, or upon termination if the executive’s employment is involuntarily terminated without cause or the executive resigns for good reason. The language was updated to align with the PSU awards granted by the Compensation Committee in November 2020 that included an operational metric.

62	2021 Proxy Statement

Compensation Discussion and Analysis

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The pay ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records. The SEC rules for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, we began by examining a group of 7,153 of our full- and part-time employees (other than our CEO), including approximately 1,700 employees who provide transcription services, who were employed by us as of July 31, 2020. We then excluded 283 non-U.S. employees (less than 4.0% of our global workforce) pursuant to the de minimis exemption in the following jurisdictions: Belgium (53 employees), Italy (42), Spain (32), France (31), New Zealand (25), Japan (16), Brazil (14), Sweden (13), Israel (11), Hungary (10), Mexico (10), United Arab Emirates (7), Netherlands (6), Turkey (3), Korea (3), Argentina (2), Greece (2), Poland (1), Denmark (1) and Switzerland (1). We then annualized the earnings of the included full-time and part-time employees who joined the Company during the one-year period ending on July 31, 2020. Base pay for employees paid in a foreign currency was converted to U.S. dollars using the applicable country’s average exchange rate as of July 31, 2020. We then ranked those employees according to their base pay earnings for the period from August 1, 2019, to July 31, 2020.

After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology that we used for our Named Executive Officers for purposes of the Summary Compensation Table. Mr. Benjamin’s annual total compensation as presented in the Summary Compensation table is used for purposes of determining the CEO pay ratio.

◾	Ratio

The fiscal 2020 annual total compensation of our CEO was $12,179,007. The fiscal 2020 annual total compensation of our median compensated employee was $62,508 and the ratio of these amounts is approximately 195 to 1.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

63	2021 Proxy Statement

Compensation Discussion and Analysis

Equity Compensation Plan Information

As of September 30, 2020, there were 9,777,769 shares of Common Stock subject to full value awards (RSUs and PSUs) outstanding (assuming target performance for awards that were subject to performance-based vesting). As of September 30, 2020, there were 12,817,587 shares of Common Stock available for issuance under our equity compensation plans (assuming maximum performance for awards that were subject to performance-based vesting).

The following table provides information as of September 30, 2020 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. All share numbers presented in the table below are adjusted to account for the spin-off.

	(a) Number of Securities to be Issued Upon Exercise of Options (2)	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders (1)	—	$—	16,405,726	(3)

Equity compensation plans not approved by shareholders (4)	—	—	—

Total equity compensation plans	—	$—	16,405,726

(1)	Consists of our 2020 Stock Plan and our Amended and Restated 1995 Employee Stock Purchase Plan.

(2)	Excludes 9,777,769 securities to be issued upon vesting of RSUs and PSUs (assuming target performance for PSUs) granted under our 2020 Stock Plan and 2000 Stock Plan.

(3)	Includes 3,588,139 shares of the Common Stock available for future issuance under our 1995 Employee Stock Purchase Plan.

(4)

Excludes options assumed by the Company in the acquisition of Vlingo Corporation. As of September 30, 2020, a total of 9,355 shares of the Common Stock were issuable upon exercise of the assumed options at a weighted average exercise price of $17.18 per share and with an average weighted life remaining of 1.6 years. No additional options may be granted under any of our plans related to the assumed options. No Executive officers participate in awards under any of the assumed plans. The assumed plan covers only awards assumed in the related acquisition transactions.

64	2021 Proxy Statement

Compensation Discussion and Analysis

Transactions with Related Persons

Our Policy Regarding Related Party Transactions

The Board has adopted a written policy for approval or ratification of related party transactions. A related party for purposes of the policy is a director, nominee for director, executive officer, immediate family member of the foregoing, beneficial owner of more than 5% of the Common Stock, other counterparties with which the Company may deal such that the relationship between the parties may not appear to be at arms’ length, and certain other parties specified in the policy. A related party transaction for purposes of the policy is any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any related person had, has or will have a direct or indirect material interest irrespective of profit or loss, other than transactions available to all U.S. employees of the Company.

The Audit Committee is responsible for evaluating related party transactions and in determining whether to approve a related party transaction, it must take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If a related party transaction is of the type that will be ongoing, the Audit Committee may establish guidelines for the Company to follow in its ongoing dealing with the related person.

A copy of our related party transactions policy can be found under “Corporate governance—Governance documents” in the Investors section of our website, www.nuance.com.

Related Party Transactions

We believe that, except as disclosed below, there have not been any transaction or series of transactions since the beginning of fiscal 2020 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our Common Stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Executive Compensation, Management and Other Information” or “Director Compensation” elsewhere in this Proxy Statement.

◾

On October 1, 2019, upon the spin-off of our Automotive division, Tom Beaudoin, one of our executive officers, became a member of the board of directors of Cerence Inc. (“Cerence”). Nuance is party to a number of agreements with Cerence that were approved by our Board of Directors. In the ordinary course of business, Nuance may determine to enter into other agreements with Cerence, or to modify the terms of existing agreements with Cerence.

◾

In addition, Mr. Beaudoin’s son has been employed by Nuance since September 2019 as a sales executive reporting into the Sales organization with no reporting relationship to Mr. Beaudoin. Mr. Beaudoin’s son earned more than $120,000 during fiscal 2020.

The Audit Committee approved or ratified the above transactions pursuant to the Company’s related party transactions policy. We believe that our arrangements with the counterparties to such transactions were reasonable and fair to the Company and were on arms-length terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

65	2021 Proxy Statement

Proposal Two — Advisory Vote on Compensation of Named Executive Officers

Shareholders are being asked to approve, on an advisory basis, the compensation of the NEOs as described in the CD&A beginning on page 26 and the Compensation Tables beginning on page 51.

The Board encourages you to read the CD&A and Compensation Tables sections. As described in such sections, the Board believes or fiscal 2020 executive compensation program addressed areas of feedback raised in prior engagement efforts, and the decisions made for 2021 are responsive to recent shareholder feedback.

These changes to the executive compensation program included:

2020:

◾	Increased the PSU portion of our CEO’s LTI Plan from 50% to 60%;

◾	Enhanced the short-term incentive plan program funding targets to include corporate net new bookings; and

◾	Continued commitment to transparency of MBOs, achievements and payout scales.

In the fall of 2020, Nuance reached out to shareholders owning approximately 65% of our outstanding shares and spoke with shareholders owning approximately 30% of our outstanding shares to solicit their feedback on the design of the fiscal 2021 PSU awards.

As a result of the shareholder feedback received in these meetings, the Board approved:

◾	Incorporation of a 3-year revenue growth performance metric for PSUs with a corresponding weighting of 20%

◾	Maintaining relative TSR as a performance metric for PSUs with a corresponding weighting of 80%

The Board is committed to continuing to engage and be responsive to shareholder feedback.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including the CD&A the Compensation Tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareholders’ opinions, and the Compensation Committee and Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy and voting at the 2021 Annual Meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2021 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

66	2021 Proxy Statement

Proposal Three — Ratification of Appointment of Independent Registered Public Accounting Firm

In November 2020, the Audit Committee approved the retention of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021. We expect that a representative of BDO will be present at the 2021 Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

Shareholders are being asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2021. BDO was engaged as the Company’s independent registered public accounting firm by the Audit Committee on October 24, 2004 and has audited the Company’s financial statements since 2004.

Audit Fees During Fiscal Years 2020 and 2019

The following table sets forth the approximate aggregate fees paid by the Company to BDO during the fiscal years ended September 30, 2020 and 2019.

	Fiscal 2020	Fiscal 2019

Audit Fees (1)	$2,419,900	$3,532,480

Audit-Related Fees (2)	310,000	4,216,200

Tax Fees (3)	—	—

All Other Fees	—	—

Total Fees	$2,729,900	$7,748,680

The year over year decrease in audit fees is primarily driven by carve out audit services performed in 2019 in preparation for the sale of the Imaging business and spin-off of the Automotive business as well as one time services relating to the adoption of ASC 606.

(1)

Audit Fees.    This category represents fees billed for professional services rendered by the principal accountant for the audits of the registrant’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the registrant’s quarterly reports on Form 10-Q, statutory audits and other SEC filings.

(2)

Audit-Related Fees.    This category represents fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of registrant’s financial statements, primarily related to audits of specific subsidiaries and acquirees and accounting consultations.

(3)	Tax Fees. This category represents fees billed for professional services rendered by the principal accountant for tax compliance in certain international jurisdictions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the CFO and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairman, acting

67	2021 Proxy Statement

Proposal Three — Ratification of Appointment of Independent Registered Public Accounting Firm

on behalf of the Company and the entire Audit Committee, before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO representative, in conjunction with the CFO or Chief Accounting Officer, contacts the Audit Committee Chairman and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review. During the fiscal year ended September 30, 2020, all services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Vote Required; Recommendation of the Board

Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2021.

THE BOARD UNANIMOUSLY RECOMMENDS THAT NUANCE

SHAREHOLDERS VOTE “FOR” RATIFICATION OF APPOINTMENT OF BDO USA, LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

68	2021 Proxy Statement

Audit Committee Report

The Audit Committee oversees the accounting and financing reporting processes of the Company and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of the charter can be accessed by clicking on “Corporate governance – Governance documents” in the Investors section of our website, www.nuance.com. The charter was last amended by the Board on April 30, 2019. The Audit Committee held nine meetings during fiscal 2020. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company and the Company’s independent auditor. For fiscal 2020, the Audit Committee discussed with the Company’s independent auditor the overall scope and plan for its audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditor. The Audit Committee is also involved in the selection of independent auditor’s lead audit partner. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ (global) capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee retained BDO USA, LLP as the Company’s independent auditor for the fiscal year ended September 30, 2020. BDO USA, LLP has been the independent auditor for the Company since its appointment as such for the nine months ended September 30, 2004. The members of the Audit Committee believe that, due to BDO USA, LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its shareholders to continue retention of BDO USA, LLP to serve as the Company’s independent auditor for the fiscal year ending September 30, 2021. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the shareholders, at the annual meeting of shareholders, to ratify the appointment of the independent auditors.

The Audit Committee reviewed with management the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements. Furthermore, the Audit Committee reviewed and discussed with the Company’s management and BDO USA, LLP the evaluation of the Company’s design and functioning of its internal controls over financial reporting. The Audit Committee reviewed with BDO USA, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence. The Audit Committee also considered the compatibility of non-audit services with BDO USA, LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2020 for filing with the SEC.

The Audit Committee

Robert Finocchio (Chair)

Daniel Brennan

Mark Laret

69	2021 Proxy Statement

Proposal Four — Shareholder Proposal to Adopt Shareholder Right to Act by Written Consent

Kenneth Steiner has submitted a shareholder proposal for consideration at the 2021 Annual Meeting. Mr. Steiner’s address is 14 Stoner Ave., 2M, Great Neck, NY 11021. We have been notified that Mr. Steiner has continuously held shares of Common Stock of the required value for over a year.

If properly presented at the 2021 Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Steiner to the shareholders for approval is as follows:

Proposal 4 – Adopt a Mainstream Shareholder Right – Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting.

Hundreds of major companies enable shareholder action by written consent. Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle.

The 61%-support of Nuance Communications shareholders on this proposal topic in 2019 is greatly appreciated. This 61%-vote probably represented 65% to 70%-support from the shareholders who have access to independent proxy voting advice.

Following only 45%-support for a written consent shareholder proposal The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019.

Nuance shareholders also gave strong 43%-support in 2020 for a policy to have an independent board chairman whenever possible. This 43%-support was in spite of many shareholders not having access to independent proxy voting advice.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However, Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

This is a proposal topic that can gain increased shareholder support even if management opposes it. For instance, Flowserve Corporation opposed this proposal topic and support increased from 43% to 51% in one-year.

Please vote yes:

Adopt a Mainstream Shareholder Right – Written Consent – Proposal 4

Our Board Recommends a Vote AGAINST this Proposal.

Our Board is committed to adopting and maintaining governance practices that are in the best interest of all of our shareholders; after consideration of this proposal, the Board has determined that its adoption would be detrimental to that goal.

At the Company’s 2019 Annual Meeting, a shareholder proposal requesting Nuance to provide shareholders with the right to act by written consent received the approval of approximately 61.9% of the votes cast on the proposal, representing approximately 50.6% of the outstanding shares of the Company. In light of the vote outcome on this proposal, our Board chose to solicit shareholders’ input on adopting action by written consent in order to understand the driving factors behind shareholders’ support. In order to do so, the Company reached out to shareholders representing approximately 60% of shares outstanding and engaged with holders of roughly 35% in fall of 2019.

A majority of shareholders consulted indicated that while they had voted for the shareholder proposal in 2019, they had done so in order to signal their desire for the Company to permit shareholders to call a special meeting at a lower threshold than the 20%

70	2021 Proxy Statement

Proposal Four — Shareholder Proposal to Adopt Shareholder Right to Act by Written Consent

threshold in place at that time, and not to express support for the written consent right specifically. Additionally, a notable portion of shareholders consulted, who had previously voted against the shareholder proposal, expressed concern that granting shareholders the right to act by written consent would disenfranchise some shareholders – citing that shareholders would be able to use the right without notifying all shareholders, and noting that special meetings are the more effective tool for shareholder action.

In light of the shareholder feedback received, in November 2019, the Board, on the recommendation of the Nominating & Governance Committee, amended the Company’s Bylaws to decrease the threshold necessary for shareholders to call a special meeting from 20% of outstanding shares to 15%. During the fall of 2020, the Company reached out to shareholders representing approximately 65% of shares outstanding and engaged with holders of roughly 30%. During this time, shareholders overwhelmingly provided positive feedback on Nuance’s governance practices and no shareholders expressed a desire for the right to act by written consent to be adopted.

In evaluating this year’s proposal, the Board took prior feedback into account in addition to evaluating Nuance’s existing practices to ensure accountability to shareholders, including:

◾	The right of holders of at least 15% of the shares of the Company to call a special meeting;

◾

Proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of Nuance’s outstanding Common Stock continuously for at least three years, to nominate and include in Nuance’s proxy materials director nominees constituting up to 20% of the Board (or at least two directors);

◾	Separate Chairman and CEO roles;

◾	Majority voting for directors;

◾	Directors elected annually;

◾	Certificate of incorporation and Bylaws include no supermajority provisions;

◾	All directors other than CEO are independent; and

◾	Only one class of stock with equal voting provisions.

Additionally, the Board considered the potential negatives of this proposal – including those cited by shareholders during the Company’s shareholder outreach process—and believe adopting it would:

◾	Result in certain shareholders being denied the ability to be informed about, vote on or otherwise have a say on proposed shareholder actions;

◾	Enable a bare majority of shareholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other shareholders;

◾

Potentially result in multiple contradictory consents being solicited simultaneously, creating administrative and financial burdens for the Company and also putting our shareholders at risk of confusion;

◾	Enable a party attempting an unsolicited bid to circumvent negotiating with the Board and result in terms that are not in the best interest of all shareholders;

◾

Eliminate the need for notice to be given to shareholders about a proposed action, and therefore, permitting certain shareholders to not be informed about the proposed action until after it has already been taken. This would deny shareholders the ability to determine whether to exercise their rights, such as by expressing their views as to the merits of the proposal, encouraging the Board to reconsider the matter and voting on the proposed action.

The Board, therefore, believes that this proposal could adversely affect the conduct of shareholder business by resulting in certain shareholders taking action that otherwise would not have been taken if all of our shareholders were informed about and afforded the opportunity to discuss, debate and vote on the matter.

71	2021 Proxy Statement

Proposal Four — Shareholder Proposal to Adopt Shareholder Right to Act by Written Consent

As such, the Board believes that the adoption of this proposal would go against the direct shareholder feedback that it has received during engagements in the past, is not necessary given other accountability mechanisms in place at the Company, and would provide the opportunity to significantly disenfranchise certain shareholders. The Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Nuance or our shareholders.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy and voting at the 2021 Annual Meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2021 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4

72	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of December 10, 2020, unless otherwise noted, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Common Stock; (2) each of our directors and nominees; (3) each NEO; and (4) all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the Common Stock that they beneficially own, subject to applicable community property laws. All shares of Common Stock subject to options or warrants exercisable within 60 days of December 10, 2020 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 284,896,588 shares of Common Stock outstanding as of December 10, 2020.

Name and Address of Beneficial Owner (1)	Number Owned	Percent of Outstanding Shares

5% Shareholders

Vanguard Group, Inc. (2)	24,970,545	8.76%

PO Box 2600 Valley Forge, PA 19482

Viking Global Investors, L.P. (3)	16,984,464	5.96%

55 Railroad Avenue Greenwich, CT 06830

ClearBridge Investments LLC (4)	15,591,357	5.47%

620 8th Avenue New York, NY 10018

Named Executive Officers

Mark Benjamin	160,060	*

Daniel Tempesta	293,550	*

Robert Dahdah	65,280	*

Joseph Petro	74,713	*

Robert Weideman	339,516	*

Non-Employee Directors

Lloyd Carney (5)	24,182	*

Daniel Brennan (5)	24,182	*

Thomas Ebling (5)	24,182	*

Robert Finocchio Jr. (5)	120,978	*

Laura Kaiser (6)	69,837	*

Michal Katz (5)	24,182	*

Mark Laret (5)	75,478	*

Sanjay Vaswani (7)	56,732	*

All directors and executive officers as a group (15 persons) (8)	1,377,778	*

*	Less than 1%.

73	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(1)	Unless otherwise indicated, the address for the following shareholders is c/o Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803.

(2)	This information regarding the beneficial ownership of Vanguard Group, Inc. is based on the Form 13F filed by such shareholder on September 29, 2020.

(3)	This information regarding the beneficial ownership of Viking Global Investors, LP is based on Form 13F filed by such shareholder on September 29, 2020.

(4)	This information regarding the beneficial ownership of Clearbridge Investments, LLC is based on Form 13F filed by such shareholder on September 29, 2020.

(5)

Includes 14,050 unvested restricted stock units scheduled for issuance within sixty days of the record date for each of Messrs. Carney, Brennan, Ebling, Finocchio, Laret and Ms. Katz. Directors do not have voting rights with respect to the unvested restricted stock units.

(6)	Includes 25,777 unvested restricted stock units scheduled for issuance within sixty days of the record date. Ms. Kaiser does not have voting rights with respect to the unvested restricted stock units.

(7)

Includes 25,035 unvested restricted stock units scheduled for issuance within sixty days of the record date. Mr. Vaswani does not have voting rights with respect to the unvested restricted stock units.

(8)	Includes 135,112 unvested restricted stock units scheduled for issuance within sixty days of the record date for all directors and executive officers as a group.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC thereunder require the Company’s executive officers, directors and certain shareholders to file reports of ownership and changes in ownership of the Common Stock with the SEC. To the best of our knowledge, all of our executive officers and directors timely filed the reports required under Section 16(a) of the Exchange Act.

74	2021 Proxy Statement

Additional Information

Other Matters

Management knows of no business or nominations that will be presented for consideration at the 2021 Annual Meeting other than as stated in the Notice of the 2021 Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Nuance Communications, Inc., One Wayside Road, Burlington, Massachusetts 01803 or upon telephonic request to 781-565-5000, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Future Proxy Materials

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save us the cost of printing and mailing documents and will reduce the environmental impact of our annual meetings.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement and is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

We filed our Annual Report on Form 10-K for fiscal 2020 with the SEC on November 19, 2020. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2020, excluding exhibits. Please send a written request to Investor Relations, Nuance Communications, Inc., One Wayside Road, Burlington, MA 01804 or access the report under at “Financial Information – SEC Filings “ in the Investors section of our website, www.nuance.com.

Incorporation by Reference

The information contained in this Proxy Statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

75	2021 Proxy Statement

Annex A — Reconciliation of GAAP to Non-GAAP Financial Measures

Use of non-GAAP Financial Measures

We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our Board of Directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The Board of Directors and management utilize these non-GAAP measures and results to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our bonus payments made under our STIP are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP operating margin financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP operating margin helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations, we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.

A-1	2021 Proxy Statement

Annex A — Reconciliation of GAAP to Non-GAAP Financial Measures

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands)

Unaudited

	Twelve Months Ended September 30,

	2020	2019

GAAP revenues	$1,478,899	$1,521,271

Acquisition-related revenue adjustments: hosting and professional services	301	531

Acquisition-related revenue adjustments: product and licensing	—	660

Acquisition-related revenue adjustments: maintenance and support	—	345

Non-GAAP revenues	$1,479,200	$1,522,807

GAAP income from operations	$ 112,588	$ 107,167

Gross profit adjustments	55,172	58,146

Research and development	34,902	22,508

Sales and marketing	32,040	30,394

General and administrative	39,292	37,537

Acquisition-related costs, net	2,884	7,965

Amortization of intangible assets	50,897	54,206

Restructuring and other charges, net	17,680	29,147

Other	3,939	15,883

Non-GAAP income from operations	$ 349,394	$ 362,953

GAAP net (loss) income from continuing operations	28,782	(12,198)

Acquisition-related adjustment—revenues	301	1,536

Acquisition-related costs, net	2,884	7,965

Cost of revenue from amortization of intangible assets	27,810	27,416

Amortization of intangible assets	50,897	54,206

Restructuring and other charges, net	17,680	29,147

Stock-based compensation	133,294	119,255

Non-cash interest expense	49,440	49,488

Loss on extinguishment of debt	18,656	910

Adjustment to income tax expense	(88,321)	(64,804)

Other	1,950	19,534

Non-GAAP net income	$ 243,373	$ 232,455

Non-GAAP diluted net income per share	$ 0.83	$ 0.80

Diluted weighted average common shares outstanding	291,994	290,125

A-2	2021 Proxy Statement

Annex A — Reconciliation of GAAP to Non-GAAP Financial Measures

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands)

Unaudited

	Six Months Ended March 31, 2020	Six Months Ended September 30, 2020	Twelve Months Ended September 30, 2020

GAAP revenues	$787,570	$691,329	$1,478,899

Acquisition-related revenue adjustments: hosting and professional services	301	—	301

Acquisition-related revenue adjustments: product and licensing	—	—	—

Acquisition-related revenue adjustments: maintenance and support	—	—	—

Non-GAAP revenues	$787,871	$691,329	$1,479,200

GAAP income from operations	$ 77,211	$ 35,377	$ 112,588

Gross profit adjustments	26,694	28,478	55,172

Research and development	17,386	17,516	34,902

Sales and marketing	15,019	17,021	32,040

General and administrative	19,340	19,952	39,292

Acquisition-related costs, net	2,847	37	2,884

Amortization of intangible assets	24,370	26,527	50,897

Restructuring and other charges, net	13,012	4,668	17,680

Other	(1,218)	5,157	3,939

Non-GAAP income from operations	$194,661	$154,733	$ 349,394

Non-GAAP operating margin	24.7%	22.4%	23.6%

A-3	2021 Proxy Statement

VOTE BY INTERNET
NUANCE COMMUNICATIONS, INC. 1 WAYSIDE ROAD BURLINGTON, MA 01803-4609

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NUAN2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed on your proxy card in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D28262-P47232 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUANCE COMMUNICATIONS, INC. The Board of Directors recommends you vote FOR the following:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
Nominees:
01) Mark Benjamin 06) Laura Kaiser 02) Daniel Brennan 07) Michal Katz 03) Lloyd Carney 08) Mark Laret 04) Thomas Ebling 09) Sanjay Vaswani 05) Robert Finocchio
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	To approve a non-binding advisory resolution regarding Executive Compensation.						☐	☐	☐
3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.						☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.							For	Against	Abstain
4.	To approve a non-binding shareholder proposal to require a shareholder right to written consent.						☐	☐	☐
NOTE: Such other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended

September 30, 2020 are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D28263-P47232

NUANCE COMMUNICATIONS, INC.

Annual Meeting of Stockholders

February 2, 2021

The undersigned stockholder of Nuance Communications, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated December 17, 2020 and hereby appoints Mark Benjamin, Wendy Cassity, and Daniel D. Tempesta and each of them, proxies and attorney-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Nuance Communications, Inc. to be held on February 2, 2021 at 8:00 a.m. EST, virtually at www.virtualshareholdermeeting.com/NUAN2021 or any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on December 10, 2020 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side